UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Marimba, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.0001 per share, of Marimba, Inc.

(2)	Aggregate number of securities to which transaction applies: 31,520,490
(comprising of 26,806,978 shares of Marimba common stock outstanding and 4,713,512 shares of Marimba common stock subject to in-the-money options outstanding as of May 15, 2004)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$8.25 per share (the price per share negotiated in the transaction).

(4)	Proposed maximum aggregate value of transaction: $242,012,503
(equal to the sum of (A) 26,806,978 shares of Common Stock multiplied by $8.25 per share and (B) “in-the-money” options to purchase 4,713,512 shares of Common Stock multiplied by $4.4245 per share (which is the difference between $8.25 and $3.8255, the weighted average exercise price per share of the in-the-money options).

(5)	Total fee paid: $30,663
(calculated by multiplying the proposed maximum aggregate value of the transaction by 0.00012670, in accordance with Section 14(g) of the Exchange Act)

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[          ] [     ], 2004

To Our Stockholders:

      You are cordially invited to attend a special meeting of stockholders of Marimba, Inc. to be held at our headquarters located at 440 Clyde Avenue, Mountain View, California, on [                    ], [                    ], 2004, at 8:00 a.m. Pacific Time, to consider and vote upon the proposed acquisition of Marimba by BMC Software, Inc., to be effected by means of a merger of Marimba with a subsidiary of BMC Software, and the related merger agreement. Upon completion of the merger, you would be entitled to receive $8.25 in cash for each share of Marimba common stock that you own (without interest and less applicable withholding taxes).

      After careful consideration, our board of directors has determined that the terms and conditions of the merger and the merger agreement are advisable, fair to, and in the best interests of, Marimba and its stockholders, and unanimously recommends that you vote “FOR” the merger proposal. Our board of directors has obtained a fairness opinion from our financial advisor, Broadview International, a division of Jefferies & Company, Inc., to the effect that, at the date of that opinion and based upon and subject to qualifications and limitations stated in that opinion, the merger price of $8.25 per share is fair from a financial point of view to our stockholders. The full text of this opinion is attached as Annex C to the proxy statement, and we urge you to read it carefully.

      Please read the proxy statement and other materials concerning Marimba and the merger, which are mailed with this notice, for a more complete description of the matters to be acted upon at the special meeting.

      Your vote is very important. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We hope to see you at the meeting.

Sincerely,

RICHARD C. WYCKOFF
President and Chief Executive Officer

      This proxy statement is first being mailed to Marimba stockholders on or about [          ] [     ], 2004.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

      Notice is hereby given that the special meeting of stockholders of Marimba, Inc. will be held at our headquarters located at 440 Clyde Avenue, Mountain View, California, on [                    ], [                    ] [     ], 2004, at 8:00 a.m., Pacific Time.

      At the meeting, you will be asked to consider and vote upon the following matters:

(1) A proposal for BMC Software to acquire Marimba by means of a merger of Marimba with a subsidiary of BMC Software, and to adopt the Agreement and Plan of Merger, dated as of April 28, 2004, by and among Marimba, BMC Software and a subsidiary of BMC Software. In the merger, each outstanding share of Marimba common stock would be converted into the right to receive $8.25 in cash.

(2) A proposal to grant Marimba management discretionary authority to adjourn the special meeting one or more times, but not later than October 31, 2004.

(3) Any other proposal to transact business as may properly come before the meeting or any adjournment of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

      The board of directors has chosen [                    ] [     ], 2004 as the date used to determine the stockholders that will be eligible to vote at the special meeting and at any adjournment. If you owned stock in Marimba as of that date, you are invited to attend the special meeting and to vote on the merger. At the close of business on the record date, there were [                    ] shares of Marimba common stock outstanding and entitled to vote.

      After careful consideration, your board of directors has determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of, Marimba and its stockholders, and unanimously recommends that you vote “FOR” the merger proposal (as well as the adjournment proposal).

      You are cordially invited to attend the meeting in person. Your vote is very important. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage prepaid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors

RICHARD C. WYCKOFF
President and Chief Executive Officer

Mountain View, California

[                    ] [     ], 2004

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

      The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed transaction and the Marimba special meeting of stockholders. You should still carefully read this entire proxy statement, including each of the annexes.

Q:	What am I being asked to vote on?

A:	You are being asked to approve the acquisition of Marimba by BMC Software, to be effected by means of a merger of Marimba with a subsidiary of BMC Software, and to approve and adopt the related merger agreement. As a result of the merger, Marimba would cease to be an independent, publicly traded company, and would instead become a wholly-owned subsidiary of BMC Software.

In addition, you are being asked to grant Marimba management discretionary authority to adjourn the special meeting. If this proposal is passed, we could adjourn the special meeting one or more times (but not later than October 31, 2004). If, for example, we do not receive proxies from stockholders holding a sufficient number of shares to approve the proposed transaction, we could use the additional time to solicit additional proxies in favor of the merger.

Q:	What will I receive in the merger and when will I receive it?

A:	Marimba stockholders, other than those stockholders who validly exercise appraisal rights as discussed in this proxy statement, will receive $8.25 in cash, without interest, for each share of Marimba common stock they own. After the merger closes, BMC Software will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and other required documentation.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $8.25 per share and your adjusted tax basis in that share. However, you are urged to consult your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see the section entitled “Material United States federal income tax consequences of the merger” on page 30.

Q:	Does the board of directors of Marimba recommend voting in favor of the merger proposal?

A:	Yes. Our board of directors unanimously recommends that our stockholders approve the merger proposal. Our board considered many factors in deciding to make this recommendation. Please see the section entitled “Marimba’s reasons for the merger” on page 15.

Q:	What vote is required to approve the transaction?

A:	The holders of a majority of the outstanding shares of Marimba common stock are required to approve the merger proposal. The holders of approximately 12% of the outstanding shares, including all of our directors, have entered into voting agreements with BMC Software to support the proposed transaction.

Q:	When do you expect the transaction to be completed?

A:	We are working to complete the transaction as quickly as possible. We hope to complete the transaction immediately after the special meeting of stockholders, although the meeting could be adjourned or the closing could be delayed if closing conditions have not been satisfied or waived.

Q:	How do I vote any shares that are held in my own name?

A.	You may appoint representatives to vote for you. The proxy card enables you to appoint Richard Wyckoff and Fritz Koehler as your representatives at the special meeting. By completing and returning the proxy card, you are authorizing Mr. Wyckoff or Mr. Koehler to vote your shares at the special meeting as you have instructed them on the proxy card, whether or not you attend the special meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted “FOR” the merger and adjournment proposals. Even if you plan to attend the special meeting, we encourage you to complete and return your proxy card in advance of the special meeting, just in case your plans change.

You may vote in person. We will pass out written ballots to anyone who is entitled to and wants to vote at the special meeting. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted without a proxy from your broker.

Q:	What if I do not vote?

A.	If you do not submit a proxy card or vote in person at the special meeting, or if you abstain from voting, it will have the effect of a vote against the merger proposal. If you do not submit a proxy card or vote in person at the special meeting, your shares will not be counted for or against the adjournment proposal, but if you mark “ABSTAIN” with respect to this proposal, this will have the effect of a vote against the proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote by following the directions provided to you by your broker regarding how to instruct your broker to vote your shares. Failure to provide specific instructions to your broker will have the same effect as a vote against the merger.

Q:	What do I do if I want to change my vote?

A:	If you want to change your vote, send the Corporate Secretary of Marimba a signed proxy card bearing a date after the date of your original proxy before the special meeting or attend the special meeting and vote in person. You may also revoke your proxy by sending written notice to the Corporate Secretary of Marimba before the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my Marimba stock certificates now?

A:	No. After the merger is completed, we will send you instructions for exchanging your Marimba stock certificates for cash.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	Under Section 262 of the Delaware General Corporation Law, holders of Marimba common stock are entitled to appraisal rights in connection with the merger. Please see the section entitled “Appraisal rights of Marimba stockholders” on page 27 and Annex D for the procedures to be followed in asserting appraisal rights.

Q:	Whom should I contact with questions?

A:	If you have any questions, please contact the Corporate Secretary of Marimba by telephone at (650) 930-5282, or by e-mail at InvestorRelations@marimba.com.

SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should read this entire document carefully, including all of the documents attached as annexes, for a more complete understanding of the transaction. In particular, we encourage you to review the merger agreement attached as Annex A, as this is the primary legal document that governs the proposed transaction.

The Companies

BMC Software

2101 Citywest Boulevard
Houston, Texas 77042
(713) 918-8800

      BMC Software is one of the world’s largest independent systems software vendors, delivering comprehensive enterprise management. Delivering Business Service Management, BMC Software provides software solutions that empower companies to manage their information technology (“IT”) infrastructure from a business perspective. BMC Software’s extensive portfolio of software solutions spans enterprise systems, applications, databases and service management.

Malta Merger Subsidiary, Inc.

      Malta Merger Subsidiary, Inc. is a wholly-owned subsidiary of BMC Software that was formed in April 2004 for the purposes of effecting the proposed transaction. If the transaction is consummated, Malta Merger Subsidiary would cease to exist after it merges with Marimba.

Marimba, Inc.

440 Clyde Avenue
Mountain View, California 94043
(650) 930-5282

      Marimba develops, markets and supports software change and configuration management solutions. Marimba’s products automate the distribution and management of software applications and content, helping customers reduce their total cost of IT ownership and improve the quality of IT service. Specific software solutions that Marimba provides include data center automation, security patch management, license compliance and inventory, and others. Marimba’s customer base spans multiple industries, and Marimba markets its products worldwide through a combination of a direct sales force and resellers.

Summary of the transaction

The merger and the merger agreement (see page 31)

      BMC Software and Marimba have entered into a merger agreement that provides for the acquisition of Marimba by BMC Software, to be effected by the merger of Marimba with a newly-formed subsidiary of BMC Software. As a result of the merger, Marimba will cease to be an independent, publicly traded company, and will instead become a wholly-owned subsidiary of BMC Software. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger and adoption of the merger agreement by Marimba’s stockholders. However, the merger agreement may be terminated, and the merger not completed, under certain circumstances that are described in this proxy statement and in the merger agreement.

      Upon completion of the merger, each outstanding share of Marimba common stock, other than shares held by stockholders exercising appraisal rights, will be converted into the right to receive $8.25 in cash (without interest and less applicable withholding taxes). Each outstanding Marimba stock option will automatically convert into an option to purchase shares of BMC Software common stock.

      The merger agreement is attached to this proxy statement as Annex A. We urge you to read it carefully.

Special meeting of Marimba stockholders (see page 9)

      Marimba will hold a special meeting of its stockholders on [          ][     ], 2004 at 8:00 a.m., local time, at our headquarters located at 440 Clyde Avenue, Mountain View, California. At the meeting, Marimba stockholders will consider and vote on a proposal to approve the merger and approve and adopt the merger agreement. In addition, Marimba stockholders will consider and vote on a proposal to grant Marimba management the discretionary authority to adjourn the special meeting one or more times, but not later than October 31, 2004.

      Only holders of record of Marimba common stock on [          ][     ], 2004, the record date for the special meeting, are entitled to notice of and to vote at the special meeting.

Opinion of Marimba’s financial advisor (see page 17)

      In deciding to approve the merger, our board of directors considered, among other things, an opinion from Broadview, our financial advisor, as to the fairness of the $8.25 price per share merger consideration from a financial point of view. The opinion of Broadview is attached as Annex C. We urge you to read it carefully to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Broadview. This opinion is directed to our board of directors and is not a recommendation to any stockholder with respect to any matter relating to the merger.

Conditions to closing the merger (see page 35)

      Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	the merger proposal must be approved by our stockholders;

•	no governmental authority shall have enacted any law or regulation or issued any injunction that makes the merger illegal or otherwise prohibits consummation of the merger;

•	waiting periods under applicable antitrust laws must expire or be terminated;

•	we must have performed or complied with our agreements and covenants in the merger agreement in all material respects, and our representations in the merger agreement (disregarding materiality and material adverse effect qualifiers) must be true and correct, unless any failures to be true would not constitute a material adverse effect on Marimba (and provided that our representations regarding capitalization and authorization of the transaction must be true and correct);

•	no material adverse effect on Marimba shall have occurred after April 28, 2004 that is still continuing; and

•	no law or regulation shall have been enacted or any injunction issued, or any investigation or claim pending or threatened, which seeks to restrain the consummation of the merger, seeks material damages, or seeks to impose conditions that would be materially burdensome to BMC Software after the merger.

Termination of the merger agreement (see page 36)

      The merger agreement may be terminated at any time prior to closing the merger, whether before or after the vote of Marimba’s stockholders:

•	by mutual consent of BMC Software and Marimba;

•	by either party, if the other breaches a representation, warranty, covenant or agreement in the merger agreement such that the closing condition would not be satisfied, and such party does not cure such breach within 30 days after receiving notice;

•	by either party, if a law or regulation makes consummation of the merger illegal or prohibited, or if an injunction or other order of a governmental authority prevents or restrains the closing of the merger;

•	by either party, if the merger is not completed by October 31, 2004, except that this right to terminate is not available to any party whose failure to perform any of its obligations under the merger agreement caused the failure of the merger to occur by this date;

•	by either party, if Marimba’s stockholders fail to approve the merger and adopt the merger agreement by the required vote;

•	by BMC Software, if our board of directors changes its recommendation in favor of the merger, approves or recommends an Acquisition Proposal (as defined on page 35), breaches the non-solicitation provisions of the merger agreement or fails to take other specified actions in support of the merger;

•	by BMC Software, if we fail to provide the certifications required under the Sarbanes-Oxley Act in connection with applicable SEC filings, fail to timely make required filings with the SEC, or restate our financial statements or change previously announced financial results, which in either case reflects a restatement or change that is a material adverse adjustment or is reasonably expected to have a material adverse effect on Marimba’s financial results in the future.

Termination fee (see page 37)

      We are obligated to pay BMC Software a termination fee of $8.75 million if any of the following occur:

•	if BMC Software terminates the merger agreement due to a breach by Marimba, failure of the merger to close by October 31, 2004, or failure by Marimba’s stockholders to approve the merger, and prior to such termination an Acquisition Proposal was made or publicly disclosed;

•	if we terminate the merger agreement due to failure of the merger to close by October 31, 2004 or failure by Marimba’s stockholders to approve the merger, and prior to such termination an Acquisition Proposal was made or publicly disclosed;

•	if no Acquisition Proposal was made or publicly disclosed prior to the termination, the agreement is terminated by either party due to failure by Marimba’s stockholders to approve the merger, and within six months either an Acquisition Proposal is consummated or we enter into an agreement for an Acquisition Proposal that is ultimately consummated; or

•	if BMC Software terminates the merger agreement due to a change of recommendation by Marimba’s board, approval or recommendation of an Acquisition Proposal, breach of the non-solicitation provisions of the merger agreement or failure to take other specified actions in support of the merger.

Restrictions on solicitation (see page 34)

      Until the merger is completed or the merger agreement is terminated, we have agreed not to solicit or initiate, or engage in any discussions or negotiations with or furnish any information to any person regarding, an Acquisition Proposal by a third party. In addition, our board has similarly agreed not to approve or recommend, or enter into any agreement regarding, any Acquisition Proposal.

      However, if we receive an unsolicited Acquisition Proposal that our board of directors determines, after consulting with advisors, is or is reasonably likely to lead to a Superior Proposal, as described on page 35, and that failure to act on the proposal would be a breach of its fiduciary duties, then, if certain other conditions are satisfied:

•	we may furnish information and discuss and negotiate the offer; and

•	upon consulting with our financial advisor, our board may recommend the Acquisition Proposal to our stockholders and change its recommendation regarding the proposed merger with BMC Software.

      In any event, unless the merger agreement is terminated, we will remain obligated to hold the special meeting with respect to the proposed merger. If we receive an Acquisition Proposal, then we must provide a copy of the Acquisition Proposal to BMC Software and advise BMC Software of any material modification to any Acquisition Proposal.

Interests of executive officers and directors of Marimba in the merger (see page 25)

      When considering the recommendations of our board of directors, you should be aware that our directors and executive officers have the following interests in the merger:

•	each of our directors will be entitled to partial acceleration of vesting of their unvested stock options since they will cease to continue as directors following the merger;

•	stock options held by executive officers (as well as other option holders) will be converted into options to purchase BMC Software common stock;

•	each of our executive officers will be entitled to partial acceleration of vesting of unvested stock options, as well as severance payments and other benefits, in the event that his or her employment is terminated without cause or constructively terminated within one year of the closing of the merger; and

•	the merger agreement requires the surviving corporation of the merger to honor obligations to current and former directors and officers under indemnification agreements and Marimba’s certificate of incorporation and bylaws as in effect on the date of the merger agreement for six years following the merger, and BMC Software has agreed to maintain a directors and officers liability insurance policy for two years following the merger covering those persons who are currently covered by Marimba’s directors and officers liability insurance policy.

Regulatory matters (see page 30)

      The merger is subject to U.S. and certain foreign antitrust laws. We have made the required filings with the Department of Justice, the Federal Trade Commission and agencies in Germany and Brazil, and are currently awaiting expiration of (and seeking early termination of) the applicable waiting periods. The Department of Justice, the Federal Trade Commission or any foreign agency, as well as a state or private person, could take action under the antitrust laws, including seeking to enjoin the merger.

Appraisal rights of Marimba stockholders (see page 27 and Annex D)

      Stockholders who do not wish to accept the $8.25 per share cash consideration payable in the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $8.25 in cash per share. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things: you must not vote in favor of the proposal to approve the merger and approve and adopt the merger agreement; you must make a written demand on us for appraisal in compliance with Delaware law before the special meeting; and you must hold your shares of record continuously from the time of making a written demand for appraisal until the merger occurs.

      Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, if you submit a proxy that is not marked “AGAINST” or “ABSTAIN,” this proxy will be voted for the merger proposal, and will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal. Please see the section entitled “Appraisal rights of Marimba stockholders,” as well as Section 262 of the Delaware General Corporation Law which sets forth the appraisal rights and is attached as Annex D to this proxy statement, for more information.

FORWARD-LOOKING STATEMENTS

      This proxy statement contains certain forward-looking statements and information relating to Marimba that are subject to safe harbors created under the U.S. federal securities laws. These forward-looking statements include, among other things, statements concerning whether and when the proposed transaction with BMC Software will close, whether conditions to the proposed transaction will be satisfied, the effect of the proposed transaction on our business and operating results, and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may,” and other words of similar import. These statements are based on our current expectations and are subject to numerous risks and uncertainties, including, among others:

•	the requirement that our stockholders adopt and approve the merger agreement and approve the proposed merger with BMC Software;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	failure by us to satisfy other conditions to the merger; and

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

      The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to update the statements in this proxy statement under any circumstances.

THE MARIMBA SPECIAL MEETING

Date, time and place of special meeting

Date and Time:	[ ][ ], 2004 at 8:00 a.m., Pacific Time
Location:	Corporate headquarters of Marimba, Inc. 440 Clyde Avenue Mountain View, California 94043

Purpose of the special meeting

      At the special meeting, you will be asked to consider and vote upon the following items:

•	a proposal to approve the acquisition of Marimba at a price of $8.25 per share in cash by means of a merger with a subsidiary of BMC Software, and to approve and adopt the merger agreement with BMC Software;

•	a proposal to grant Marimba management discretionary authority to adjourn the special meeting one or more times, but not later than October 31, 2004; and

•	any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

      We do not currently anticipate that any other matters of business will be brought before the meeting. Our bylaws provide that no business may be transacted at the special meeting unless it is set forth in the notice of the special meeting.

Record date and outstanding shares

      Only stockholders of record as of [                              ][          ], 2004, the record date for the special meeting, are entitled to notice of and to vote at the meeting. You will be entitled to exercise one vote for each share you owned as of the record date.

      As of the record date, there were                      shares of Marimba common stock outstanding and entitled to vote, held of record by approximately                     stockholders. As of the record date, directors, executive officers and other affiliated stockholders of Marimba as a group beneficially owned                      shares of Marimba common stock. These shares constituted approximately      % of all of the outstanding shares of Marimba common stock as of the record date.

Quorum requirement

      In order to conduct business at the special meeting, a quorum must be present. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Marimba common stock constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes will also count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares, as is the case with respect to each of the proposals to be voted on at the special meeting, and no instruction is given. If a quorum is not present at the special meeting, the special meeting will be adjourned or postponed to solicit additional proxies.

Votes necessary to approve the proposals

      Proposal No. 1 — Approval of the Acquisition of Marimba, including the Merger, and Approval and Adoption of the Merger Agreement. This proposal must be approved by the holders of at least a majority of the shares of Marimba common stock outstanding on the record date.

      Proposal No. 2 — Discretionary Authority to Adjourn the Special Meeting. This proposal must be approved by the holders of at least a majority of the shares held by those present or represented by proxy at the special meeting and eligible to vote on this proposal that are voted “FOR”, “AGAINST” or “ABSTAIN” with respect to this proposal.

      Marimba stockholders holding approximately 12% of the outstanding shares of Marimba common stock as of the record date have agreed to vote all of their shares of Marimba common stock in favor of the merger proposal and against any Acquisition Proposal or any action or agreement that would interfere with the merger proposal. See the section entitled “Voting Agreements” on page 24.

Voting in Person

      If you plan to attend the meeting and wish to vote in person, we will provide you with a ballot at the meeting. We encourage you to vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting (although note that attendance at the meeting does not, in and of itself, constitute a revocation of your proxy).

Voting of proxies

      General. Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” the merger proposal and the adjournment proposal. The proxy holder may vote the proxy in its discretion as to any other matter that is properly brought before the meeting, if any.

      Abstentions. You may abstain from voting on any or all proposals. Marimba will count a properly executed proxy, even if you mark “ABSTAIN” with respect to all proposals, as present for purposes of determining whether a quorum is present. However, the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of at least a majority of the outstanding shares of Marimba common stock is required to approve the merger proposal, if you mark your proxy “ABSTAIN” with respect to the merger proposal, it will have the effect of a vote against this proposal. Likewise, because the affirmative vote of at least a majority of the shares represented in person or by proxy at the special meeting and eligible to vote on the adjournment proposal are required to approve the adjournment proposal, if you mark your proxy “ABSTAIN” with respect to the adjournment proposal, it will have the effect of a vote against this proposal.

      Broker non-votes. If your broker holds your shares in its name, the broker cannot vote your shares on the proposal without your instructions. If you fail to provide these instructions, this results in a “broker non-vote.” You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Because the affirmative vote of at least a majority of the outstanding shares of Marimba common stock is required to approve the merger proposal, if you do not instruct your broker how to vote, it will have the effect of a vote against this proposal. Because only shares actually voted on the adjournment proposal will determine the outcome of any vote on the adjournment proposal, if you do not instruct your broker how to vote, your proxy will have no effect on the adjournment proposal.

      Voting shares in person that are held through brokers. If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your Marimba common stock a properly executed legal proxy identifying you as a Marimba stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

How to revoke your proxy

      You may revoke your proxy at any time before it is exercised at the special meeting by taking any of the following actions:

•	delivering to the Corporate Secretary of Marimba prior to the special meeting a written notice, bearing a date subsequent to the date of your original proxy, stating that your original proxy is revoked;

•	signing and delivering to the Corporate Secretary of Marimba, prior to the vote at the special meeting, a proxy relating to the same shares and bearing a date subsequent to the date of your original proxy; or

•	attending the special meeting and voting in person.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Proxy Solicitation

      Marimba has engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC, to assist in the solicitation of proxies and provide related informational support, for a services fee and the reimbursement of customary out-of-pocket expenses that are not expected to exceed $15,000 in the aggregate. Directors, officers and employees of Marimba may also solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail and in person. Marimba also will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and obtaining your voting instructions.

      You should send in your proxy by mail without delay, but please do not send in any stock certificates with your proxy. After the merger, BMC Software will arrange for instructions to be sent to you regarding how to exchange your Marimba stock certificates for the $8.25 per share cash payment (without interest and less applicable withholding taxes) to be paid in the merger.

PROPOSAL 1 — ACQUISITION OF MARIMBA BY BMC SOFTWARE

THE MERGER

      This section of the proxy statement describes certain aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to, including the merger agreement attached hereto as Annex A, carefully for a more complete understanding of the merger.

Background of the merger

      On May 8, 2002, Marimba and BMC Software entered into a confidentiality agreement. This agreement was originally entered into in contemplation of a potential commercial relationship between the parties, but continued in effect during the time period leading up to the execution of the merger agreement.

      On January 30, 2003, Richard Wyckoff, Chief Executive Officer and President of Marimba, and Kim Polese, then the Chairman of the Board of Directors of Marimba, approached Robert Beauchamp, Chief Executive Officer and President of BMC Software, to discuss the potential benefits of a business combination between Marimba and BMC Software. On March 6, 2003, Kiarash Behnia, Chief Technology Officer of Marimba, together with a representative of Broadview, met with representatives of BMC Software in Houston, Texas, to discuss product synergies. On April 10, 2003, Mr. Wyckoff and Mr. Beauchamp held another telephone call to further discuss a potential business combination. Shortly thereafter, discussions between Marimba and BMC Software regarding a potential business combination ceased.

      Between October and November 2003, representatives of Marimba met and communicated regularly with representatives of BMC Software regarding a potential commercial relationship, including a meeting in Houston on October 3, 2003 among Richard Novak, Vice President of North American Sales of Marimba, Mr. Behnia, Mr. Wyckoff, Jim Grant, Vice President and General Manager of BMC Software’s Remedy business unit (by telephone), John Pullen, Vice President, BUFE of BMC Software, and Darroll Buytenhuys, Senior Vice President, Worldwide Sales, Services and Marketing of BMC Software.

      Between November 2003 and February 2004, representatives of Marimba and another company (referred to herein as the “Other Company” due to confidentiality obligations) met several times to discuss a potential business combination, due diligence matters and business opportunities in the event the companies were to combine.

      On February 11, 2004, Yosef Fried, Vice President of Business Development of BMC Software, contacted Mr. Wyckoff to re-engage in discussions regarding a potential business combination.

      On February 17, 2004, Mr. Wyckoff, Mr. Grant and Mr. Fried held a telephone discussion during which a potential business combination between Marimba and BMC Software was discussed.

      On February 26, 2004, Messrs. Wyckoff and Behnia, Andrew Chmyz, Vice President, Finance and Chief Financial Officer of Marimba, and Eric Keller, Chairman of Marimba’s board of directors, met with Mr. Grant, Mr. Fried, Jay Parekh, Director of Business Development of BMC Software, Harold Goldberg, Vice President, Worldwide Sales and Marketing of BMC Software’s Remedy business unit, and Steve Solcher, Vice President and Treasurer of BMC Software, at the offices of BMC Software’s Remedy business unit in Sunnyvale, California, to discuss further a possible business combination between Marimba and BMC Software. During this meeting, representatives of Marimba and BMC Software discussed their companies’ products, technology, customer base and sales and marketing activities.

      On March 4, 2004, Marimba’s board of directors convened a regular meeting and discussed various potential business combination opportunities. In particular, Mr. Wyckoff summarized the meeting with BMC Software on February 26, 2004, and informed the board that the board of directors of the Other Company had discussed a potential business combination with Marimba. Marimba’s board discussed the relative benefits and disadvantages of a potential business combination with each of BMC Software and the Other Company.

Between March 10 and March 27, 2004, representatives of Marimba met with representatives of the Other Company several times to discuss a potential business combination and due diligence matters, including a meeting on March 15, 2004 between Mr. Wyckoff, Mr. Keller and the Chief Executive Officer of the Other Company to discuss a potential business combination.

      Between March 15 and March 18, 2004, BMC Software made several preliminary financial due diligence inquiries, and Marimba responded to these inquiries.

      On March 19, 2004, BMC Software engaged Morgan Stanley to act as its financial advisor in connection with a potential business combination with Marimba.

      On March 22, 2004, a due diligence session was held at Broadview’s offices in Foster City, California, at which Messrs. Wyckoff, Chmyz and Behnia, several representatives of BMC Software, and representatives of both companies’ financial advisors attended.

      On March 23, 2004, Marimba’s management and members of Marimba’s board of directors instructed Broadview to contact four additional potential acquirers (aside from BMC Software and the Other Company).

      On March 24, 2004, Marimba entered into a new engagement letter with Broadview, pursuant to which Marimba engaged Broadview to act as Marimba’s financial advisor to explore various strategic alternatives, including a potential acquisition of Marimba.

      Between March 24 and April 1, 2004, BMC Software conducted additional financial and technical due diligence of Marimba.

      On March 26, 2004, Marimba’s board of directors convened a special meeting and extensively discussed the company’s strategic alternatives, including the current status of the company’s discussions with BMC Software and the Other Company, the status of the company’s ongoing search for and consideration of potential acquirers (referred to below as a “market check”) and the results of discussions with four other potential acquirers that Broadview had contacted at the request of Marimba’s management and members of its board, as well as the merits and risks of remaining as an independent company. Marimba’s board directed Broadview to approach a fifth potential acquirer (aside from BMC Software and the Other Company). Broadview presented to Marimba’s board its assessment of the potential business combinations with each of BMC Software and the Other Company, and Marimba’s outside legal counsel advised the board as to its fiduciary duties to Marimba’s stockholders.

      On March 28, 2004, several executive officers of Marimba and representatives of Broadview held a due diligence meeting with representatives of the Other Company and its financial advisors at the offices of the Other Company’s outside legal counsel.

      On March 30, 2004, Marimba’s board of directors convened a special meeting and discussed the status of Marimba’s discussions with the Other Company and BMC Software, as well as the status of Marimba’s ongoing market check and discussions with five other companies which Broadview and Marimba’s management and members of its board of directors had identified as potential acquirers.

      On April 6, 2004, Mr. Chmyz and representatives of Broadview discussed Marimba’s preliminary financial results, which were publicly announced on April 5, 2004, with representatives of each of BMC Software and the Other Company (and their respective financial advisors).

      On April 7, 2004, Mr. Wyckoff met with Messrs. Grant and Goldberg to further discuss a potential business combination between Marimba and BMC Software.

      On April 8, 2004, BMC Software provided Marimba with a non-binding indication of interest and requested that Marimba execute a separate letter agreement obligating Marimba to cease its efforts to solicit or negotiate with other potential acquirers, commonly referred to as a “no shop” agreement.

      On April 9, 2004, Messrs. Keller, Wyckoff and Chmyz and Fritz Koehler, Vice President, General Counsel and Secretary of Marimba, together with representatives of Broadview, held a telephone conference with Mr. Solcher of BMC Software to review and discuss BMC Software’s indication of interest.

      On April 9, 2004, members of Marimba’s board of directors instructed Broadview to approach two additional potential acquirers.

      On April 9, 2004, Marimba’s board of directors convened a special meeting and discussed with management, representatives of Broadview and counsel the indication of interest from BMC Software, the structure of the transaction, the proposed “no shop” agreement, the status of Marimba’s discussions with the Other Company, and the status of Marimba’s ongoing market check and discussions with seven other companies (aside from BMC Software and the Other Company) that Broadview, Marimba’s management and members of its board of directors had identified as potential acquirers. Marimba’s outside legal counsel advised the board regarding its fiduciary duties to stockholders. After an extensive discussion, Marimba’s board authorized management to continue to pursue negotiations with BMC Software, and instructed representatives from Broadview to continue the market check, to avoid agreeing to a no shop agreement prior to the parties’ execution of a definitive agreement and to request that BMC Software increase the per share merger consideration. The non-employee members of Marimba’s board then met in executive session to discuss the merits and risks of continuing as an independent entity.

      On April 12, 2004, representatives of Broadview and Marimba’s outside counsel held a telephone conference with representatives of Morgan Stanley and outside legal counsel for BMC Software to discuss the structure of a potential business combination between Marimba and BMC Software, the indication of interest and the proposed no shop agreement. Marimba’s advisors noted that Marimba’s board would require, among other things, an increase in the per share merger consideration proposed by BMC Software and a cash merger structure (to better protect minority stockholders from risks associated with delays in a two-step tender offer). Marimba’s advisors also communicated that Marimba’s board wanted to complete its market check and would not enter into a no shop agreement prior to the parties’ execution of a definitive agreement.

      On April 14, 2004, BMC Software provided to Marimba a revised, non-binding indication of interest (which included an increased per share merger consideration and contemplated a cash merger structure) and a revised letter agreement including, in lieu of the no shop/exclusivity provision previously proposed by BMC Software, a provision that did not prevent Marimba from continuing its market check but would entitle BMC Software to advance notification of inquiries from or proposed agreements with other potential acquirers for a limited time period.

      On April 14, 2004, the investment banker for the Other Company notified a representative of Broadview that the Other Company had decided not to pursue a business combination with Marimba.

      On April 15, 2004, Marimba’s board of directors convened a special meeting to discuss the status of negotiations with BMC Software and Marimba’s ongoing market check. Representatives of Broadview informed the board that the Other Company was no longer interested in pursuing a business combination with Marimba, and updated the board on the status of Marimba’s ongoing market check and discussions with the seven other potential acquirers (aside from BMC Software and the Other Company), each of which indicated that it was not currently interested in pursuing a business combination with Marimba. Marimba’s board and management and representatives of Broadview then discussed BMC Software’s revised indication of interest and the proposed notification rights agreement, and Marimba’s board authorized management to execute the notification rights agreement, to allow further due diligence by BMC Software and to pursue negotiations of a definitive agreement with BMC Software.

      On April 15, 2004, Marimba executed the notification rights agreement with BMC Software described above.

      On April 16, 2004, representatives of Marimba, including Messrs. Wyckoff, Chmyz and Koehler and Sandeep Chopra, Controller of Marimba, as well as representatives of Broadview, held a telephone conference with several representatives of BMC Software, including Chris Chaffin, Senior Legal Counsel, Tari Hoekel,

Senior Legal Counsel and Gordon Richardson, Manager of M&A, as well as representatives of Morgan Stanley, to discuss due diligence planning.

      On April 19, 2004, BMC Software continued its due diligence review of Marimba in Mountain View, California. Members of Marimba’s management team and representatives of Broadview and Marimba’s outside legal counsel met with representatives of BMC Software and its financial advisors, accountants and outside legal counsel in due diligence sessions.

      On April 20, 2004, BMC Software’s outside legal counsel delivered an initial draft of the merger agreement to Marimba and Marimba’s financial and legal advisors, followed by a draft of the form of voting agreement on April 21, 2004.

      Between April 20 and April 26, 2004, BMC Software continued its due diligence review of Marimba in Mountain View, California. During this period, representatives of Marimba and BMC Software discussed various issues, including intellectual property, product development and strategy, revenue recognition, sales and marketing, third party resellers and other issues.

      Between April 20 and April 26, 2004, the management teams of Marimba and BMC Software and their respective financial advisors and outside legal counsel negotiated the terms of the merger agreement, the form of voting agreement and related transaction documents.

      On April 27, 2004, Marimba’s board of directors convened a special meeting. Representatives of Broadview reviewed the terms of the proposed acquisition by BMC Software and verbally provided Broadview’s opinion that the $8.25 per share cash merger consideration was fair to Marimba’s stockholders from a financial point of view, and stated that Broadview would deliver the written fairness opinion prior to execution of a definitive agreement. Marimba’s board and management discussed the proposed transaction. Marimba’s outside legal counsel presented a summary of terms of the definitive agreement and the voting agreement, each of which had been previously circulated to the board, and advised the board as to its fiduciary duties. Following this discussion, Marimba’s board of directors unanimously determined that the merger and the merger agreement were advisable, fair to and in the best interests of Marimba and its stockholders, and unanimously approved the merger, the merger agreement and the voting agreements. The board also unanimously recommended that Marimba’s stockholders approve the merger and the merger agreement.

      On April 28, 2004, the parties executed the merger agreement, and two Marimba stockholders and each member of Marimba’s board of directors entered into voting agreements with BMC Software.

      On April 29, 2004, prior to the commencement of daily trading on the Nasdaq National Market, the parties issued a joint press release announcing the transaction.

Marimba’s reasons for the merger

      In the course of reaching its decision to approve the merger, Marimba’s board of directors consulted with our management, Broadview, and legal counsel. The board also sought and received Broadview’s written opinion as to the fairness, as of the date of such opinion, from a financial point of view, to Marimba’s stockholders of the consideration to be received by the Marimba stockholders in the merger. The board also consulted with outside legal counsel regarding their fiduciary duties, legal due diligence matters, and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, the board concluded that entering into the merger agreement with BMC Software would yield the highest value for our stockholders and is in the best interests of our stockholders.

      The decision of our board of directors was based upon a number of potential benefits of the transaction, including the following:

•	the merger consideration relative to the current and historical market prices of Marimba common stock, and in particular the fact that the $8.25 per share merger consideration represents a 69.4% premium over the closing price of Marimba common stock on April 28, 2004, the last trading day before the announcement of the proposed transaction, a 46.2% premium over the average closing price of Marimba common stock during the six months ended April 9, 2004 (the date of a presentation by

Broadview to Marimba’s board of directors), and an 89.2% premium over the average closing price during the one-year period ended April 9, 2004;

•	the opinion of Broadview that, as of the date of the opinion, and based on the matters considered and the limitations on the review undertaken described in the opinion, the $8.25 per share cash merger consideration proposed by BMC Software was fair to our stockholders from a financial point of view;

•	the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the likelihood that the merger would be consummated, in light of BMC Software’s experience in acquiring companies, reputation and financial capability, and in light of the absence of any financing condition to BMC Software’s obligation to complete the merger;

•	the merger agreement enables our board of directors, in the exercise of their fiduciary duties, to authorize the company to participate in discussions and negotiations with and furnish information to a third party in connection with an unsolicited bid, change its recommendation in favor of the merger with BMC Software and, if our stockholders fail to approve the transaction with BMC Software, to potentially enter into a transaction with another acquirer, subject to the limitations described under “Restrictions on solicitation” on page 34, and in some cases subject to the payment of a termination fee of $8.75 million, which constitutes approximately 3.66% of the merger consideration; and

•	we are not obligated to pay the $8.75 million termination fee upon a termination of the merger agreement due to our stockholders failing to approve the merger unless an Acquisition Proposal is either made before the stockholder vote, or we enter into an agreement relating to an Acquisition Proposal within six months following termination which is ultimately consummated, or we otherwise consummate an Acquisition Proposal within this timeframe.

      Our board of directors also considered several additional factors, including the following:

•	our prospects and the potential stockholder value that could be expected to be generated if we were to remain an independent, publicly traded company, including our business strategy going forward, our cash reserves, the uncertainty of being able to expand our product lines and sales channels, and the continued consolidation in our industry and increased competition, especially from competitors with greater name recognition and financial and other resources;

•	continued uncertainty in the infrastructure software industry and continued uncertainty as to information technology spending by potential customers;

•	the market check conducted by Marimba and its financial advisors, and the results of those efforts;

•	the assessment by our board, based on the advice of Broadview, that because any proposal by the Other Company would contemplate a stock-for-stock merger, such a proposal would entail greater risk of fluctuations in valuation and greater risk of not closing than BMC Software’s stock-for-cash proposal (and, ultimately, that the Other Company terminated discussions regarding a potential business combination);

•	the risk that conducting a further market check might jeopardize the continued availability of the offer from BMC Software, and our board’s assessment that it seemed unwarranted to take that risk given that, based on Marimba’s extensive market check, the advice of Broadview and the synergies with BMC Software compared with other potential acquirers, the $8.25 per share cash merger consideration represented the highest price that could be reasonably expected from any potential acquirer; and

•	the financial analysis and presentation by Broadview, including a comparison of the current market capitalization of Marimba relative to the valuations of comparable companies and a comparison of the proposed transaction relative to comparable merger transactions.

      Finally, our board of directors also identified and considered a number of countervailing factors in its deliberations concerning the proposed transaction, including the following:

•	that a cash transaction prevents our stockholders from being able to participate in any value creation that Marimba could generate going forward, as well as any future control premium, and similarly that our stockholders would not participate in the expected synergies between Marimba and BMC Software;

•	the fact that gains from this transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay a termination fee of $8.75 million in certain circumstances;

•	the limitations that the merger agreement imposes on our ability to operate our business until the transaction closes or is terminated;

•	the risk that the transaction might not be consummated due to the potential failure to satisfy one or more of the closing conditions; and

•	in the event that the transaction is not consummated, the possible negative effects of the announcement of the merger on our relationships with customers and suppliers, employee morale and potential loss of key employees, and the impact on our sales, operating results and stock price, and the negative impact that the transaction costs incurred in connection with this proposed merger would have on our cash reserves and operating results.

      The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Recommendation of Marimba’s board of directors

      After careful consideration, our board of directors has determined that the terms of the merger are advisable, fair to, and in the best interests of, Marimba and its stockholders, has approved and adopted the merger agreement and the merger, and recommends to our stockholders that they vote “FOR” the proposal to approve the merger and to approve and adopt the merger agreement.

      In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain directors and executive officers of Marimba have interests in the merger that are different from, or are in addition to, the interests of Marimba stockholders generally. Please see the section entitled “Interests of executive officers and directors of Marimba in the merger” on page 25.

Opinion of Marimba’s financial advisor

      Pursuant to a letter agreement dated as of April 18, 2004, Broadview was engaged to act as a financial advisor to our board of directors and to render an opinion to Marimba’s board of directors regarding the fairness of the merger consideration, from a financial point of view, to Marimba stockholders. Marimba’s board selected Broadview to act as financial advisor based on Broadview’s reputation and experience in the information technology, communication, healthcare technology, and media sector and the infrastructure software industry in particular. At the Marimba board meeting on April 27, 2004, Broadview delivered its oral opinion that, as of April 27, 2004, based upon and subject to the various factors and assumptions, the $8.25 per share cash merger consideration was fair, from a financial point of view, to Marimba stockholders. On April 28, 2004, Broadview delivered a written opinion that, as of April 28, 2004, based upon and subject to the various factors and assumptions, the $8.25 per share cash merger consideration was fair, from a financial point of view, to Marimba stockholders.

      Broadview’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Appendix C to this proxy statement. Marimba stockholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to Marimba’s board of directors and addresses only the fairness of the merger consideration from a financial point of view to the holders of shares of Marimba common stock as of the date of the opinion. The Broadview opinion does not address any other aspect of the transaction and does not constitute a recommendation to any holder of Marimba common stock as to how to vote at the Marimba special meeting. The summary of the Broadview opinion set forth in this proxy statement, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

      In connection with rendering its opinion, Broadview, among other things:

•	reviewed the terms of the merger agreement;

•	reviewed Marimba’s annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein; Marimba’s quarterly report on Form 10-Q for the period ended March 31, 2003; Marimba’s quarterly report on Form 10-Q for the period ended June 30, 2003; Marimba’s quarterly report on Form 10-Q for the period ended September 30, 2003; Marimba’s earnings announcement press release dated January 29, 2004 for the period ended December 31, 2003; and Marimba’s earnings pre-announcement press release dated April 5, 2004 for the period ended March 31, 2004;

•	reviewed certain internal financial and operating information concerning Marimba, including standalone projections through December 31, 2004 (the “Management Projections”), prepared and furnished to Broadview by Marimba’s management;

•	participated in discussions with Marimba’s management concerning the operations, business strategy, current financial performance and prospects for Marimba;

•	discussed with Marimba’s management its view of the strategic rationale for the merger;

•	reviewed the recent reported closing prices and trading activity for Marimba common stock;

•	compared certain aspects of Marimba’s financial performance with public companies that Broadview deemed comparable;

•	reviewed recent equity research analyst reports covering Marimba, and certain analyst projections contained therein, including standalone projections through December 31, 2005 contained in the Caris & Company report dated April 6, 2004 (the “Analyst Projections”);

•	analyzed available information, both public and private, concerning other mergers and acquisitions Broadview believed to be comparable in whole or in part to the merger;

•	assisted in negotiations and discussions related to the merger among Marimba, BMC Software and their respective financial and legal advisors; and

•	conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

      In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or furnished to Broadview by Marimba’s management. Broadview assumed that the Management Projections were reasonably prepared and reflected the best available estimates of Marimba’s management as to the future performance of Marimba through 2004, and that the Analyst Projections were reasonably prepared and, with respect to the 2005 forecasts contained therein, reflected the best available estimates as to the future performance of Marimba for

2005. Marimba’s board of directors had not adopted projections for 2005 due to the lack of visibility in the business.

      Broadview did not make or obtain any independent appraisal or valuation of any of Marimba’s assets. Broadview’s opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of April 28, 2004 and any change in such conditions since that date would require a reevaluation of Broadview’s opinion.

      The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were orally presented to Marimba’s board of directors at its meeting on April 27, 2004 and delivered with the written opinion on April 28, 2004. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors of the analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Marimba Stock Performance Analysis

      Broadview examined the weekly historical volume and trading prices of Marimba common stock. Broadview also compared the recent stock performance of Marimba with that of the Nasdaq Composite and the Marimba Comparable Index. The Marimba Comparable Index is comprised of public companies that Broadview deemed comparable to Marimba. Broadview selected North American-listed infrastructure software vendors with revenue between $10 million and $100 million, and positive earnings per share for the last reported twelve months. The Marimba Comparable Index consists of the following companies: Embarcadero Technologies, Inc.; OPNET Technologies, Inc.; Netegrity, Inc.; Magic Software Enterprises Ltd.; Pervasive Software Inc.; Versant Corporation; DataMirror Corporation; and BluePhoenix Solutions Ltd.

Public Company Comparable Analysis

      Broadview considered ratios of market capitalization, adjusted for cash and debt when necessary, to selected historical and projected operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of Marimba with publicly available information for the companies comprising the Marimba Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on equity research analyst reports. Broadview used multiples derived from the median of the multiples calculated for the public company comparables used in valuing Marimba.

      The following table presents, as of April 28, 2004, the median multiples and the range of multiples for the Marimba Comparable Index of total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) or share price divided by selected operating metrics:

Range of Multiples

	Median		25th	75th
	Multiple	Minimum	Percentile	Percentile	Maximum

Total Market Capitalization to Last Twelve Months Revenue	2.59x	1.27x	1.46x	3.70x	5.91x
Share Price to Last Twelve Months Diluted Earnings Per Share	55.35x	14.13x	26.72x	58.36x	74.87x
Total Market Capitalization to Projected Calendar Year 2004 Revenue	2.96x	1.25x	1.97x	3.70x	5.32x
Total Market Capitalization to Projected Calendar Year 2004 Earnings Before Interest and Taxes	19.60x	6.18x	9.92x	19.86x	35.43x
Share Price to Projected Calendar Year 2004 Diluted Earnings Per Share	36.31x	14.55x	15.92x	36.44x	41.59x
Total Market Capitalization to Projected Calendar Year 2005 Revenue	2.50x	1.11x	1.70x	3.25x	4.76x
Total Market Capitalization to Projected Calendar Year 2005 Earnings Before Interest and Taxes	14.34x	5.24x	8.05x	16.15x	17.11x
Share Price to Projected Calendar Year 2005 Diluted Earnings Per Share	20.80x	12.08x	13.64x	26.29x	30.51x

      The following table presents, as of April 28, 2004, the median implied per share values and the range of implied per share values of Marimba’s common stock, calculated by using the multiples shown above and the appropriate Marimba operating metric:

		Range of Implied Values
	Median
	Implied		25th	75th
	Value	Minimum	Percentile	Percentile	Maximum

Total Market Capitalization to Last Twelve Months Revenue	$5.32	$3.54	$3.80	$6.81	$9.78
Share Price to Last Twelve Months Diluted Earnings Per Share	$2.87	$0.73	$1.39	$3.03	$3.88
Total Market Capitalization to Projected Calendar Year 2004 Revenue(1)	$7.07	$4.04	$5.32	$8.37	$11.25
Total Market Capitalization to Projected Calendar Year 2004 Earnings Before Interest and Taxes(1)	$6.04	$3.15	$3.96	$6.09	$9.44
Share Price to Projected Calendar Year 2004 Diluted Earnings Per Share(1)	$8.82	$3.53	$3.87	$8.86	$10.11
Total Market Capitalization to Projected Calendar Year 2004 Revenue(2)	$6.49	$3.79	$4.93	$7.65	$10.21
Total Market Capitalization to Projected Calendar Year 2004 Earnings Before Interest and Taxes(2)	$4.76	$2.75	$3.31	$4.80	$7.12
Share Price to Projected Calendar Year 2004 Diluted Earnings Per Share(2)	$5.81	$2.33	$2.55	$5.83	$6.65
Total Market Capitalization to Projected Calendar Year 2005 Revenue	$6.63	$3.96	$5.09	$8.06	$10.95

		Range of Implied Values
	Median
	Implied		25th	75th
	Value	Minimum	Percentile	Percentile	Maximum

Total Market Capitalization to Projected Calendar Year 2005 Earnings Before Interest and Taxes	$6.80	$3.64	$4.62	$7.42	$7.76
Share Price to Projected Calendar Year 2005 Diluted Earnings Per Share	$6.86	$3.98	$4.50	$8.68	$10.07

(1)	Figure based on Management Projections.

(2)	Figure based on Analyst Projections.

      No company utilized in the public company comparables analysis as a comparison is identical to Marimba. In evaluating the comparables, Broadview made numerous assumptions with respect to infrastructure software vendor industry performance and general economic conditions, many of which are beyond the control of Marimba. Mathematical analysis, such as determining the median, average, or range, is not in itself a meaningful method of using comparable company data.

Transaction Comparables Analysis

      Broadview considered ratios of equity purchase price, adjusted for the seller’s cash and debt when appropriate, to last reported twelve months’ revenue in order to indicate multiples that strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that it considered similar to the merger. Broadview selected these transactions by choosing transactions from January 1, 2003 through April 28, 2004 involving sellers in the infrastructure management software industry with revenues between $10 million and $100 million for the last reported twelve months, excluding equity investments. Broadview used multiples derived from the median of the multiples calculated for the transactions used in valuing Marimba. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview’s proprietary database of published and confidential merger and acquisition transactions in the information technology, communication, healthcare technology, and media industries. These transactions consisted of the acquisitions of:

Kintana, Inc. by Mercury Interactive Corporation;
IT Masters International S.A. by BMC Software, Inc.;
ON Technology Corporation by Symantec Corporation;
Wise Solutions, Inc. by Altiris, Inc.;
Novadigm, Inc. by Hewlett Packard Company;
Tangram Enterprise Solutions, Inc. by Opsware, Inc.;
Network Associates, Inc. (Magic Solutions) by BMC Software, Inc.; and
Two other transactions, the parties of which are confidential.

      The following table presents, as of April 28, 2004, the median multiple and the range of multiples of Adjusted Price (defined as equity price plus total debt minus cash and cash equivalents) divided by the revenue in the last reported twelve months prior to acquisition for the transactions listed above:

Range of Multiples

	Median		25th	75th
	Multiple	Minimum	Percentile	Percentile	Maximum

Adjusted Price to Last Reported Twelve Months Revenue	1.71x	0.74x	1.15x	2.41x	5.60x

      The following table presents, as of April 28, 2004, the median implied per share value and the range of implied per share values of Marimba’s common stock, calculated by multiplying the multiples shown above by the appropriate Marimba operating metric for the twelve months ended March 31, 2004:

		Range of Implied Values
	Median
	Implied		25th	75th
	Values	Minimum	Percentile	Percentile	Maximum

Adjusted Price to Last Reported Twelve Months Revenue	$4.14	$2.82	$3.37	$5.08	$9.37

      No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the software industry’s performance and general economic conditions, many of which are beyond the control of Marimba or BMC Software. Mathematical analysis, such as determining the average, median, or range, is not in itself a meaningful method of using comparable transaction data.

Transaction Premiums Paid Analysis

      Broadview considered the premiums paid above a seller’s share price in order to determine the additional value strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving software vendors from January 1, 2003 to April 28, 2004 with equity consideration between $50 million and $500 million. Transactions were selected from Broadview’s proprietary database of published and confidential merger and acquisition transactions in the information technology, communication, healthcare technology, and media industries.

      The software transactions used are the acquisitions of:

Caminus Corporation by SunGard Data Systems, Inc.;
Mercator Software, Inc. by Ascential Software Corporation;
MDSI Mobile Data Solutions Inc. by At Road, Inc.;
Speechworks International, Inc. by ScanSoft, Inc.;
Sanchez Computer Associates, Inc. by Fidelity National Financial, Inc.;
Group 1 Software, Inc. by Pitney Bowes Inc.;
ON Technology Corp. by Symantec Corp.;
Brio Software, Inc. by Hyperion Solutions Corp.;
Novadigm, Inc. by Hewlett Packard Company;
H.T.E., Inc. by SunGard Data Systems Inc.;
Rogue Wave Software, Inc. by Quovadx, Inc.;
Elite Information Group, Inc. by The Thomson Corporation;
Latitude Communications, Inc. by Cisco Systems, Inc.;
Timberline Software Corp. by Sage Group plc (Best Software, Inc.);
Comshare, Incorporated by Geac Computer Corporation Ltd.;
iManage, Inc. by Interwoven, Inc.;
Corel Corporation by Vector Capital Corporation;
Concerto Software, Inc. by Melita International, Inc.;
Ross Systems, Inc. by Chinadotcom Corp (CDC Software Holdings Inc);
Practiceworks, Inc. by Eastman Kodak Company;
Optika Inc. by Stellent, Inc.;
Cysive, Inc. by Snowbird Holdings, Inc.;
Triple G Systems Group, Inc. by General Electric Company (GE
Medical Systems Information Technologies); and
Landacorp, Inc. by SHPS Holdings Inc.

      The following table presents, as of April 28, 2004, the median premium and the range of premiums for these transactions calculated by dividing:

(1) the offer price per share minus the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

(2) the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction:

		Range of Multiples

	Median		25th	75th
	Multiple	Minimum	Percentile	Percentile	Maximum

Premium Paid to Seller’s Stock Price 1 Trading Day Prior to Announcement	26.8%	0.6%	15.6%	34.8%	260.0%
Premium Paid to Seller’s Stock Price 20 Trading Days Prior to Announcement	39.7%	(4.0)%	24.0%	57.6%	214.7%

      The following table presents the median implied value and the range of implied values of Marimba’s stock, calculated by using the premiums shown above and Marimba’s share price 20 trading days and one trading day prior to April 28, 2004:

		Range of Implied Values
	Median
	Implied		25th	75th
	Value	Minimum	Percentile	Percentile	Maximum

Premium Paid to Seller’s Stock Price 1 Trading Day Prior to Announcement	$6.17	$4.90	$5.63	$6.57	$17.53
Premium Paid to Seller’s Stock Price 20 Trading Days Prior to Announcement	$8.23	$5.65	$7.31	$9.28	$18.53

      No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to infrastructure management software industry performance and general economic conditions, many of which are beyond the control of Marimba or BMC Software. Mathematical analysis, such as determining the average, median, or range is not in itself a meaningful method of using comparable transaction data.

Present Value of Projected Share Price Analysis

      Broadview calculated the present value of potential future share prices of Marimba common stock on a standalone basis using Analyst Projections for diluted earnings per share projections for the twelve months ending December 31, 2005 discounted to April 28, 2004. Broadview calculated the implied share price using the median share price to last twelve months’ diluted earnings per share multiple for the public company comparables applied to Analyst Projections and discounted based on the Capital Asset Pricing Model with the risk implied by the past stock performance of the Marimba public company comparables.

		Range of Implied Values
	Median
	Implied		25th	75th
	Value	Minimum	Percentile	Percentile	Maximum

Implied Share Price Based on Projected 12/31/05 Diluted Earnings Per Share	$14.97	$10.78	$12.88	$18.09	$21.20

Consideration of the Discounted Cash Flow Methodology

      While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a company such as Marimba, with very limited intermediate and long-term visibility, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in forecasting the product mix, operating performance, future cash flows and sustainable long-term growth rate for Marimba, Broadview considered a discounted cash flow analysis inappropriate for valuing Marimba.

      In connection with the review of the merger by Marimba’s board of directors, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the merger.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

      In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Marimba or BMC Software. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The merger consideration pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Marimba and BMC Software, and were approved by Marimba’s board of directors. Broadview provided advice to the Marimba board during such negotiations; however, Broadview did not recommend any specific consideration to the Marimba board or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Broadview’s opinion and presentation to the Marimba board was one of many factors taken into consideration by the Marimba board in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the Marimba board with respect to the value of Marimba or of whether the Marimba board would have been willing to agree to a different consideration.

      Upon consummation of the merger, Marimba will be obligated to pay Broadview a transaction fee of approximately $3.2 million. Marimba has already paid Broadview a fairness opinion fee of $250,000. The fairness opinion fee will be credited against the transaction fee payable by Marimba upon completion of the merger. In addition, Marimba has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, up to a maximum of $50,000, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. In addition, Marimba had previously engaged Broadview to assist Marimba with exploring strategic alternatives, and during the past two years made a payment of $50,000 in connection with this engagement. The terms of the fee arrangements with Broadview, which Marimba and Broadview believe are customary in transactions of this nature, were negotiated at arm’s length between Marimba and Broadview, and Marimba’s board of directors was aware of the nature of the fee arrangements, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

     Voting agreements

      BMC Software entered into voting agreements with two entities affiliated with Kleiner Perkins Caufield & Byers, as well as with each of our directors. The voting agreements require these persons to vote their shares in favor of the merger and adoption of the merger agreement, and against any Acquisition Proposal or any action or agreement that would interfere with the completion of the merger. In order to secure these obligations, these persons also granted a proxy and power of attorney with respect to these matters to BMC Software.

      The voting agreements apply only to the exercise of voting rights attaching to Marimba shares and do not limit the discretion of any stockholder who is a director of Marimba with respect to his duties as a director.

      In addition, each Marimba stockholder who is a party to a voting agreement agreed not to transfer any of its Marimba stock, except to affiliates or family members who enter into a similar voting agreement with BMC

Software. The voting agreements will terminate upon the earliest to occur of the termination of the merger agreement in accordance with its terms or the completion of the merger.

      As of the record date, the Marimba stockholders who entered into voting agreements collectively beneficially owned [          ] shares of outstanding Marimba common stock, representing approximately [                    ]% of the currently outstanding shares of Marimba common stock. None of the Marimba stockholders who are parties to the voting agreements were paid additional consideration in connection with the voting agreements.

      The form of voting agreement is attached as Annex B, and we urge you to read it carefully.

Interests of executive officers and directors of Marimba in the merger

      When considering the recommendation of our board of directors, you should be aware of the following matters:

Executive Officers

      Each of our executive officers holds options to purchase shares of Marimba common stock. Upon completion of the merger, all outstanding Marimba stock options, including those held by our executive officers, will be assumed by BMC Software upon the same terms and conditions, except that each such option will be exercisable for an adjusted number of shares of BMC Software common stock based on the merger consideration as described in “The Merger Agreement — Treatment of Marimba stock options.”

      We entered into employee incentive arrangements with our executive officers in July 2001 (and thereafter, with respect to executive officers who joined the company after July 2001). Each agreement provides for the following benefits in the event an executive officer’s employment is terminated without cause or constructively terminated (as specified in the agreements) within twelve months after a change of control of Marimba, including the proposed merger, as follows:

•	Option Holdings; Partial Acceleration of Vesting Upon Termination. Upon termination of an executive officer’s employment without cause or constructive termination within twelve months after the merger, each option held by that executive that is not already fully vested would accelerate as to either 50% of the then-unvested shares or one year’s vesting (as if he or she had provided an additional year of service with Marimba or BMC Software), as specified in such executive’s employee incentive agreement or offer letter. The following table sets forth for each executive the total number of option shares that would accelerate upon termination and the net value thereof, as well as the total number of vested options held by that officer at the closing and the net value thereof (including the accelerated options), assuming, for hypothetical purposes, that the merger closes on July 15, 2004 and that each executive officer is terminated without cause on such date:

			Total number
	Shares subject to		of options that
	options that	Value of	will be vested	Value of all
	would accelerate	acceleration	at the closing,	stock options
	upon termination	($8.25 less	assuming	($8.25 less
Name	after the merger	exercise price)	termination	exercise price)

Richard C. Wyckoff	204,688	$594,063	720,313	$2,965,937
Andrew Chmyz	85,938	$361,509	159,063	$841,086
Kiarash Behnia	43,056	$110,625	303,361	$1,121,251
Fritz K. Koehler	20,000	$49,000	210,000	$529,000
Bryant K. Macy	75,000	$177,000	75,000	$177,000
Richard E. Novak	50,000	$299,500	139,583	$847,188
Adrian G. Rayner	22,500	$123,925	57,500	$316,975
Simon Wynn	5,208	$29,844	106,229	$456,706

      The above option holdings include the following grants made since January 1, 2004: an option to purchase 300,000 shares granted to Mr. Wyckoff on March 4, 2004, and options to purchase 100,000, 75,000 and 40,000 granted to Messrs. Chmyz, Behnia and Koehler, respectively, on February 25, 2004. These options are subject to partial vesting acceleration upon termination of employment as described above. The exercise price per share of each option is equal to the fair market value of Marimba’s common stock on the date of grant.

•	Severance and Other Benefits Upon Termination. Upon termination without cause or constructive termination of an executive officer within twelve months after the merger, each executive officer would receive a severance payment equal to the number of months of base salary specified below and payment for COBRA premiums for the same number of months:

	Number of	Severance
Name	Months	Payment

Richard C. Wyckoff	12	$275,000
Andrew Chmyz	9	$157,500
Kiarash Behnia	9	$131,250
Fritz K. Koehler	9	$156,750
Bryant K. Macy	6	$105,000
Richard E. Novak	6	$112,500
Adrian G. Rayner	3 *	$63,000 **
Simon Wynn	3	$142,500

*	Mr. Rayner’s agreement does not provide for severance in the event of a change of control, but his employment agreement provides for three months’ notice if his employment is terminated generally, or payment of severance in lieu thereof.

**	Estimated amount based on the currency exchange rate from U.S. dollars to British pounds on May 14, 2004.

      In addition, Andrew Foster, Vice President of Corporate Marketing of Marimba, has an offer letter providing for six month’s severance (currently $70,000) and one year’s acceleration of vesting upon termination without cause or constructive termination (as specified in the offer letter) within twelve months of a change of control of Marimba, including the merger.

      Finally, Craig R. Parks, Vice President, Customer Services of Marimba, has resigned effective May 31, 2004, and will not receive acceleration of vesting of stock options or severance in connection with his resignation or the proposed merger. As of the closing, he will hold vested options to purchase 279,167 shares with a net value of $719,844.

Non-Employee Directors

      Non-employee directors have received stock option grants under our stock option plans, of which options granted within the past year are not fully vested. As a result of the proposed merger with BMC Software, and because none of the non-employee directors of Marimba will remain on the board of directors of Marimba or will be joining the board of directors of BMC Software following the closing, the vesting of the unvested stock options will accelerate as to 50% of the then-unvested shares, and such directors will have either 90 days or, in some cases, one year following the consummation of the merger to exercise any of their vested options that are not exercised prior to completion of the merger. The following table sets forth for each director the total number of option shares that will accelerate upon closing and the net value thereof, assuming a closing date of

July 15, 2004 for hypothetical purposes, as well as the total number of vested options held by that director at the closing and the net value thereof:

	Shares subject to	Value of	Total number	Value of all
	options that will	acceleration	of options that	stock options
	accelerate due to	($8.25 less	will be vested	($8.25 less
Name	the merger	exercise price)	at the closing	exercise price)

Eric J. Keller	26,250	$73,875	61,250	$273,650
Aneel Bhusri	6,250	$18,875	58,750	$171,000
John R. Harding	15,000	$66,600	15,000	$66,600
Raymond J. Lane	6,250	$18,875	46,250	$171,000
Douglas J. Mackenzie	7,500	$22,650	47,500	$174,775
Kim K. Polese	5,000	$15,100	105,000	$595,100
Stephen R. Recht	17,500	$82,550	17,500	$82,550

      Mr. Keller’s option holdings include an option to purchase 40,000 shares granted on January 1, 2004 in connection with his appointment as chairman of the board, at an exercise price per share equal to the fair market value of Marimba common stock on this date. This stock option is subject to partial vesting acceleration as described above.

      Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of our directors or executive officers as provided in our certificate of incorporation or bylaws and any of our existing indemnification agreements in effect as of the date of the merger agreement will continue in full force and effect for a period of six years after the merger in accordance with their terms. BMC Software has agreed to cause Marimba, as the surviving corporation in the merger with Malta Merger Subsidiary, to fulfill and honor in all respects those obligations. The merger agreement further provides that after the merger, BMC Software will use reasonable best efforts to maintain a directors’ and officers’ liability insurance policy covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, for a period of two years following the merger, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. BMC Software will not be required to pay an annual premium for such insurance that exceeds 200% of the annual premium that we currently pay for such insurance.

Appraisal rights of Marimba stockholders

      Under the Delaware General Corporation Law, Marimba stockholders may object to the merger and demand in writing that Marimba pay the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex D to this proxy statement.

      Section 262 sets forth the required procedure a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with the procedure may cause a termination of your appraisal rights. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Neither BMC Software nor Marimba will give you any notice other than as described in this document and as required by the Delaware General Corporation Law.

      General Requirements. Section 262 requires generally requires the following:

•	Written demand for appraisal. You must deliver a written demand for appraisal to Marimba before the vote is taken at the Marimba stockholders’ meeting. This written demand for appraisal must be separate from the action by written consent. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

•	Refrain from voting for the merger proposal. You must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy or otherwise vote in favor of the merger agreement or the merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal.

•	Continuous ownership of Marimba shares. You must continuously hold your shares of Marimba stock from the date you make the demand for appraisal through the closing of the merger.

Requirements for Written Demand for Appraisal

      A written demand for appraisal of Marimba stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder’s name appears on its stock certificate(s). If you are the beneficial owner of Marimba stock but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

      If you own Marimba stock in a fiduciary capacity, including a trustee, guardian, or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

      If you own Marimba stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he is signing the demand as that stockholder’s agent.

      If you are a record owner, such as a broker, who holds Marimba stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In this case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Marimba stock that are in your name.

      If you are a Marimba stockholder, you should address the written demand to Marimba, Inc., 440 Clyde Avenue, Mountain View, California 94043, Attention: Secretary. It is a legal requirement that we receive all written demands before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder’s shares.

      Written Notice. Within ten days after the closing of the merger, we must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

      Petition with the Chancery Court. Within 120 days after the closing of the merger, either Marimba or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of Marimba stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the chancery court. We have no intentions at this time to file such a petition. Because we have no obligation to file such a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

      Withdrawal of Demand. If you change your mind and decide you no longer want to pursue your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. After the period of 60 days after the closing of the merger, you may withdraw your demand for appraisal rights only with the written consent of Marimba. If you withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

      Request for Appraisal Rights Statement. If you have complied with the conditions of Section 262, you are entitled to receive a statement from us setting forth the number of shares that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to us within 120 days after the closing of the merger. After the merger, we have ten days after receiving a request to mail the statement to the stockholder.

      Chancery Court Procedures. If you properly file a petition for appraisal in the chancery court and deliver a copy to us, we will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with us as to the value of their shares. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. If ordered by the chancery court, the Register in Chancery will then send notice of the time and place fixed for the hearing to all of the stockholders who have demanded appraisal rights. The chancery court may also require you to submit your stock certificates to the Register in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court’s directions, you may be dismissed from the proceeding.

      Appraisal of Chancery Shares. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct us to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct us to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to us.

      The chancery court could determine that the fair value of shares of Marimba stock is more than, the same as, or less than the merger consideration. In order words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

      Costs and Expenses of Appraisal Proceeding. The costs of the appraisal proceeding may be assessed against Marimba and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You may also request that the chancery court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

      Loss of Stockholder’s Rights. If you demand appraisal rights, after the closing of the merger you will not be entitled to:

•	vote your shares of stock, for any purpose, for which you have demanded appraisal rights;

•	receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	receive the payment of the consideration provided for in the merger agreement.

      However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to us a written withdrawal of your demands for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with our written consent. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves. The chancery court may condition its approval upon any terms that it deems just.

      If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

Material U.S. federal income tax consequences of the merger

      The following is a summary of United States federal income tax consequences of the merger to our stockholders. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including insurance companies, mutual funds, tax-exempt organizations, financial institutions, broker-dealers, and persons who hold their shares as part of a hedge, straddle or conversion transaction) who may be subject to special rules. This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

      The receipt of cash for shares of Marimba common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger. This gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for the shares is more than one year at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

      Backup withholding at a 28% rate will apply to all cash payments to which a holder of shares or other payee is entitled under the merger agreement, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that the number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be mailed to you shortly after completion of the merger in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the disbursing agent. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

      The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder is urged to consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger, including the application of state, local and foreign tax laws.

Litigation related to the merger

      On April 30, 2004, an alleged holder of Marimba common stock filed a purported class action lawsuit in California Superior Court for the County of Santa Clara. The complaint names as defendants Marimba and each member of our board of directors. The complaint alleges that, in pursuing the transaction with BMC Software and approving the merger agreement, the directors violated their fiduciary duties to the holders of Marimba common stock by, among other things, failing to obtain the highest price reasonably available, tailoring the terms of the transaction to meet the needs of BMC Software, engaging in self-dealing and obtaining personal financial benefits not shared equally by the plaintiffs and other stockholders. The complaint also alleges that the merger agreement resulted from a flawed process designed to ensure a sale to one buyer.

The plaintiff seeks a preliminary and permanent injunction to enjoin the company from consummating the acquisition until the company implements a process to seek a higher price, as well as attorneys’ fees and other remedies.

      Based on our review of the complaint, we believe that the allegations in the complaints are without merit and intend, along with our directors, to defend the lawsuits vigorously.

Regulatory matters

      The proposed transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as the antitrust laws of Germany and Brazil. The HSR Act prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods expire or are terminated. On May 11, 2004, Marimba and BMC Software filed the required information and materials with the Department of Justice and the Federal Trade Commission, and expect the waiting periods to expire on June 10, 2004, unless earlier terminated, or extended by a request for additional information and materials by the Antitrust Division or the Federal Trade Commission. In addition, the German Act Against Restrictions of Competition requires that the transaction be notified to the Federal Cartel Office and the appropriate waiting periods expire or be terminated prior to completion. On May 18, 2004, the parties filed the required information and materials with the Federal Cartel Office, and expect the waiting period to expire on June 18, 2004, unless earlier terminated or extended by initiation of a second-stage investigation. Finally, Law 8884 requires that the transaction be notified to the Brazilian CADE within 15 business days of execution of the merger agreement, but no waiting period must be observed prior to completion. On May 19, the parties filed the required information and materials with CADE.

      The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons, including the FCO and CADE, could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made there is no assurance that we would prevail.

      We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Delaware.

      If the merger is completed, Marimba common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

THE MERGER AGREEMENT

      This section of the document describes selected portions of the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Annex A and we urge you to carefully read this document in its entirety.

The merger and merger consideration

      The merger agreement provides for the acquisition to be effected through a merger of Malta Merger Subsidiary, Inc., a newly formed and wholly owned subsidiary of BMC Software, with and into Marimba. As a result of the merger, Malta Merger Subsidiary will cease to exist, and Marimba will survive the merger and will become a wholly owned subsidiary of BMC Software. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, and will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

      Upon completion of the merger, each outstanding share of Marimba common stock, other than shares held by stockholders who properly exercise and perfect their appraisal rights, will be converted into the right to receive $8.25 in cash, without interest and less applicable withholding taxes. Upon completion of the merger, all outstanding shares of Marimba common stock will automatically be cancelled and no shares will remain outstanding.

Conversion of shares and procedures for exchange of stock certificates for cash

      Your right to receive $8.25 per share in cash will occur automatically upon completion of the merger, subject to compliance with the procedures outlined below. Prior to the effective time of the merger, BMC Software will enter into an agreement with a bank or trust company selected by BMC Software to act as disbursing agent under the merger agreement. BMC Software will deposit with the disbursing agent cash amounts sufficient to enable the disbursing agent to pay the aggregate merger consideration to the holders of shares of Marimba common stock.

      Promptly after the merger is completed, the disbursing agent will mail to each record holder of shares, other than stockholders who have exercised appraisal rights, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. It is a condition to receiving payment that you properly endorse your Marimba stock certificates, with signatures guaranteed, in accordance with the instructions provided with the letter of transmittal. After you deliver your Marimba stock certificates to the disbursing agent along with an executed letter of transmittal and any other required documents, your Marimba stock certificates will be canceled and you will be entitled to receive the cash payment of $8.25 per share, without interest and less applicable withholding taxes.

      In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment of the merger consideration for the transferred shares may be made to the transferee if the stock certificate representing such shares is presented to the disbursing agent, accompanied by all documents reasonably required by the disbursing agent to evidence the transfer and evidence that any applicable stock transfer taxes relating to the transfer have been paid.

      If your stock certificate has been lost, stolen or destroyed, the disbursing agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by BMC Software or the disbursing agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against BMC Software or the disbursing agent.

      Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and the letters of transmittal.

      Six months after the effective time of the merger, the disbursing agent will deliver to BMC Software any funds made available to the disbursing agent which have not been disbursed to holders of Marimba stock certificates. Anyone still holding Marimba stock certificates may only seek repayment from BMC Software directly for payment of the merger consideration.

      The cash paid to you upon conversion of your shares of Marimba common stock will be issued in full satisfaction of all rights relating to the shares of Marimba common stock.

Treatment of Marimba stock options

      Upon completion of the merger, Marimba stock options will be assumed by BMC Software upon the same terms and conditions, except that each option will be exercisable for an adjusted number of shares of BMC Software common stock at an adjusted exercise price per share. The number of shares of BMC common stock subject to each stock option will be equal to the number of shares subject to the Marimba stock option multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of BMC common stock for each stock option will be equal to the exercise price per share of Marimba common stock prior to the completion of the merger, divided by the exchange ratio, rounded up to the nearest whole cent. In each case, the exchange ratio will be equal to $8.25 divided by the average of the closing trading prices of BMC Software common stock over the five trading days immediately preceding the closing date of the merger. The stock options will continue to have the same vesting schedule. Under the merger agreement, BMC Software is required to file a registration statement on Form S-8 within 15 business days after the closing of the merger to cover the issuance of the shares of BMC common stock upon exercise of the stock options. BMC Software has agreed to take all actions reasonably necessary to maintain the effectiveness of that registration statement for so long as any of the stock options remain outstanding.

Treatment of Marimba’s employee stock purchase plan

      Our Employee Stock Purchase Plan will be terminated immediately prior to the effective time of the merger. Any purchase rights outstanding at the time of termination of the purchase plan will be exercised, and each share of Marimba common stock acquired upon exercise of such purchase right will be converted in the merger into $8.25 in cash, without interest and less applicable withholding taxes.

Representations and warranties

      The merger agreement contains various representations and warranties that we made to BMC Software and Malta Merger Subsidiary, including, among others, representations and warranties relating to:

•	our corporate organization and good standing, and our subsidiaries;

•	our corporate records and compliance with our charter documents;

•	our capitalization and the presence of any voting agreements relating to our capital stock;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, board approval of the merger and the stockholder vote required for the merger;

•	required consents, waivers and approvals from governmental authorities in connection with the merger;

•	whether our participation in the transaction violates our charter documents or contracts that we are a party to, or any laws, rules, regulations or orders applicable to Marimba;

•	our filings and reports with the Securities and Exchange Commission, including our financial statements, system of internal accounting controls and accounting practices;

•	recent events affecting Marimba and actions taken by Marimba;

•	our contractual obligations and customer relationships;

•	litigation matters related to us and our compliance with laws, including compliance with laws regarding environmental matters and contributions and payments to government officials;

•	our employee benefit plans and labor matters;

•	our tax obligations and compliance with tax laws;

•	our technology and intellectual property rights;

•	affiliate transactions and officer and director loans;

•	our properties, leases and insurance;

•	compliance of the transaction with anti-takeover statutes and anti-takeover plans;

•	brokers’ and finders’ fees in connection with the transaction; and

•	receipt of a fairness opinion from our financial advisor.

      The merger agreement also contains various representations and warranties that BMC Software and Malta Merger Subsidiary made to us, including, among others, their corporate approval of the transaction and the ability of BMC Software to finance the transaction.

      The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to read the sections of the merger agreement entitled “Representations and Warranties of the Company,” and “Representations and Warranties of the Parent Companies” carefully.

Covenants regarding the conduct of Marimba’s Business

      We have agreed that until the closing of the merger, or unless BMC Software otherwise consents in writing, we will conduct our business in the ordinary course consistent with past practice, and will use all reasonable efforts to preserve our present business organization, maintain our material rights, retain key employees and preserve relationships with customers, suppliers, distributors, licensors, licensees and other significant business relationships.

      We have also agreed that until the closing of the merger, unless BMC Software otherwise consents in writing and subject to certain agreed-upon exceptions, we will conduct our business in compliance with specific restrictions relating to the following:

•	increasing compensation to employees, officers or directors, entering into employment agreements, adopting or modifying benefit plans, granting severance, accelerating the vesting of stock options or otherwise increasing employee benefits;

•	declaring or paying dividends or making other distributions with respect to our capital stock, or otherwise changing our capital structure (including stock splits or reverse stock splits);

•	issuing our securities, other than upon the exercise of outstanding stock options and new stock option grants within specified limits;

•	merging with or acquiring any other company (see “No solicitation” below for more detail), or selling or leasing properties other than inventory in the ordinary course of business;

•	licensing or taking other actions with respect to our intellectual property other than in the ordinary course of business;

•	amending our certificate of incorporation or bylaws;

•	changing accounting methods (otherwise than as required by GAAP);

•	incurring or guaranteeing any indebtedness, or making capital expenditures in excess of $250,000;

•	pay or settle any claims or liabilities in excess of $250,000, other than pre-existing obligations;

•	taking any action that could reasonably be expected to result in any of our representations and warranties becoming untrue in any material respect;

•	amending, terminating, waiving or failing to enforce any confidentiality, standstill or other rights relating to any proposal to acquire Marimba;

•	granting exclusive territorial, intellectual property or product rights to customers or commercial partners;

•	amending or terminating our material agreements or waiving material rights under such agreements; and

•	taking any action to release any other company from antitakeover restrictions with respect to Marimba.

      These covenants are complicated and not easily summarized. We urge you to read the section of the merger agreement entitled “Covenants” carefully.

Restrictions on solicitation

      Until the merger is completed or the merger agreement is terminated, we have agreed not to take any of the following actions directly or indirectly:

•	initiate, solicit, or knowingly induce or encourage any Acquisition Proposal, as defined below;

•	engage in any discussions or negotiations with, or provide any information to, any person relating to a Acquisition Proposal, or otherwise knowingly facilitate an Acquisition Proposal;

•	approve or recommend any Acquisition Proposal; or

•	enter into any agreement regarding an Acquisition Proposal or requiring Marimba to abandon the proposed merger with BMC Software.

      However, if we receive an unsolicited, written, bona fide Acquisition Proposal prior to our stockholders approving the proposed merger with BMC Software, and provided the conditions specified below are met, we may (1) furnish information to the person delivering the Acquisition Proposal (provided that the person enters into a confidentiality agreement on terms at least as favorable to Marimba as BMC Software’s confidentiality agreement with Marimba), and (2) engage in discussions or negotiations with such person, but in each case only after we have provided 48 hours advance notice to BMC Software of our intention to do so. The agreement provides that, before we may take any of the above actions, our board of directors must have first affirmatively determined, after consultation with our financial advisor (with respect to (A)) and our legal advisor (with respect to (B)), that (A) the Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, as defined below, and (B) failure by the Marimba board to take such actions would be a breach of its fiduciary obligations to Marimba’s stockholders.

      In addition, if prior to our stockholders approving the proposed merger, the board makes the determinations in the preceding sentence (including that the Acquisition Proposal is a Superior Proposal) after consulting with our financial and legal advisors, the board may withhold, withdraw or change its recommendation in favor of the merger and/or recommend the Acquisition Proposal, but only after the fifth business day after BMC Software is provided with a copy of the Acquisition Proposal (including a description of the material terms) and has received written notice that our board of directors made the determinations specified above If we receive an Acquisition Proposal or any inquiries related thereto, then we must provide notice thereof (including the identity of the person making the proposal and the material terms of the proposal) to BMC Software and advise BMC Software of any material modification to any Acquisition Proposal, in each case within 24 hours. In any event, unless the merger agreement is terminated, we will remain obligated to hold the special meeting with respect to the proposed merger.

      An Acquisition Proposal includes any contract, proposal or other indication of interest by a third party for:

•	any merger, share exchange, recapitalization or similar transaction involving Marimba;

•	the acquisition of any business constituting 15% or more of our net revenues, net income or stockholders’ equity, or assets representing 15% or more of the book value of our assets, or any lease, license or other arrangement having a similar economic effect;

•	any acquisition of 15% or more of the voting stock of Marimba, or tender or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of our stock; or

•	any public announcement of an intention to do any of the foregoing.

      A Superior Proposal is a bona fide written proposal to acquire all or substantially all of the business or assets of Marimba or more than 50% of Marimba’s voting stock that our board of directors in good faith affirmatively determines, by majority vote after consultation with its financial advisors, is reasonably capable of being completed without undue delay, is not subject to any financing contingency, and would result in a transaction more favorable to our stockholders from a financial point of view than the merger.

Other Agreements

      Access and Notice. We have agreed to permit BMC Software with access to our books and records (subject to confidentiality obligations and other restrictions), and to notify BMC Software of any notice that any third party consent may be required in connection with the merger, any lawsuits or claims relating to the merger, any communications from governmental authorities related to the merger, any material change in our business or financial condition, or any event that could delay or impede the proposed merger. We are also obligated to consult with BMC Software prior to releasing any financial results or filing reports with the Securities and Exchange Commission.

      Regulatory Other Approvals. We and BMC Software have agreed to use commercially reasonable efforts to obtain all necessary regulatory approvals and to take all other actions necessary (including obtaining third party consents) to consummate the merger. We are also obligated to take other corporate actions necessary to consummate the merger.

      Public announcements. Neither we nor BMC Software may make any public announcement regarding the proposed merger without the written consent of the other party, except as may be required by law or rules of the New York Stock Exchange or the Nasdaq National Market, in which circumstances the announcing party must use reasonable best efforts to consult with the other party.

      Employee benefit plans. BMC Software has agreed to either keep Marimba’s benefit plans in effect following the merger, or to allow Marimba employees to participate in BMC Software employee benefit plans for similarly situated employees, and to recognize each Marimba employee’s years of service with Marimba for purposes of benefits under BMC Software’s benefit plans. BMC Software has also agreed to honor existing severance and vesting acceleration arrangements under existing agreements with Marimba employees and directors.

      Indemnification of officers and directors. See “The Merger — Interests of executive officers and directors of Marimba in the merger” on page 25 for a summary of this provision.

Conditions to closing the merger

      The parties’ respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement and the merger must be approved by Marimba’s stockholders;

•	no governmental authority shall have enacted any law or regulation or issued any injunction (whether temporary, preliminary or permanent) that makes the merger illegal or otherwise prohibits consummation of the merger; and

•	all waiting periods under the Hart-Scott-Rodino Act and the German Act Against Restraints of Competition must have expired or been terminated.

      BMC Software’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	our representations and warranties with respect to capitalization and authorization of the transaction must be true and correct as of April 28, 2004 and as of the closing date of the merger;

•	our other representations and warranties (disregarding materiality and material adverse effect qualifiers) must be true and correct as of April 28, 2004 and as of the closing date of the merger, unless any failures of such representations and warranties to be true and correct would not have a material adverse effect on Marimba;

•	we must have complied in all material respects with all of our covenants and agreements;

•	no material adverse effect on Marimba shall have occurred after April 28, 2004 that is still continuing; and

•	there may not be any law or regulation enacted or injunction issued (whether temporary, preliminary or permanent), or any investigation or claim pending or threatened which seeks to make illegal, delay materially or restrain the consummation of the merger, seeks material damages, or seeks to impose any condition that, in BMC Software’s reasonable judgment, would be materially burdensome to the future operations of any business unit of BMC Software after the merger.

      Our obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	BMC Software’s representations and warranties must be true and correct as of April 28, 2004 and as of the closing date of the merger in all material respects; and

•	BMC Software must have complied in all material respects with all of its covenants and agreements.

      For purposes of the merger agreement, a material adverse effect means a change, effect, event, circumstance or occurrence that is, or could be, material and adverse to the current or future business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of Marimba or could prevent or materially delay or impair our ability to perform under the merger agreement. However, a material adverse effect does not include:

•	a change in the trading price of Marimba’s stock between April 28, 2004 and the closing of the merger;

•	changes or conditions generally affecting our industry or arising from changes in general business or economic conditions, unless they have a materially disproportionate effect on Marimba;

•	payment of fees incurred in connection with the merger or amounts due under employment contracts, employee benefit plans or severance arrangements;

•	any changes resulting from changes in law or generally accepted accounting principles which do not have a materially disproportionate effect on Marimba; and

•	changes or conditions resulting from the announcement or pendency of the merger.

Termination of the merger agreement

      The merger agreement may be terminated at any time prior to closing the merger, whether before or after the requisite stockholder approval:

•	by mutual consent of BMC Software and Marimba;

•	by either party, if the other breaches a representation, warranty, covenant or agreement in the merger agreement such that the closing condition would not be satisfied, and such party does not cure such breach within 30 days after receiving notice;

•	by either party, if a law or regulation makes consummation of the merger illegal or prohibited, or if a final and nonappealable injunction or other order of a governmental authority prevents or restrains the closing of the merger;

•	by either party, if the merger is not completed by October 31, 2004, except that this right to terminate is not available to any party whose failure to perform any of its obligations under the merger agreement caused the failure of the merger to occur by this date;

•	by either party, if Marimba’s stockholders fail to approve the merger and adopt the merger agreement by the required vote;

•	by BMC Software, if our board of directors changes its recommendation in favor of the merger, approves or recommends an Acquisition Proposal, breaches the non-solicitation provisions of the merger agreement or fails to take other specified actions in support of the merger; or

•	by BMC Software, if we fail to provide the certifications required under the Sarbanes-Oxley Act in connection with applicable SEC filings, fail to timely make required filings with the SEC, or restate our financial statements or change previously announced financial results, which in either case reflects a restatement or change that is a material adverse adjustment or is reasonably expected to have a material adverse effect on Marimba’s financial results in the future.

Termination fee

      We are obligated to pay BMC Software a termination fee equal to $8.75 million in immediately available funds if any of the following occur:

•	if BMC Software terminates the merger agreement due to a breach by Marimba, failure of the merger to close by October 31, 2004 or failure by Marimba’s stockholders to approve the merger, and prior to such termination an Acquisition Proposal was made or publicly disclosed, then we will be obligated to pay BMC Software the termination fee within three business days following notice of the termination;

•	if we terminate the merger agreement due to failure of the merger to close by October 31, 2004 or failure by Marimba’s stockholders to approve the merger, and prior to such termination an Acquisition Proposal was made or publicly disclosed, then we will be obligated to pay BMC Software the termination fee before we terminate the agreement;

•	if no Acquisition Proposal was made or publicly disclosed prior to the termination, the agreement is terminated by either party due to failure by Marimba’s stockholders to approve the merger, and within six months either an Acquisition Proposal is consummated or we enter into an agreement for an Acquisition Proposal that is ultimately consummated, then we will be obligated to pay the termination fee upon the consummation of the Acquisition Proposal; and

•	if BMC Software terminates the merger agreement due to a change of recommendation by Marimba’s board, approval or recommendation of an Acquisition Proposal, breach of the non-solicitation provisions of the merger agreement or failure to take other specified actions in support of the merger, then we will be obligated to pay the termination fee within three business days following notice of the termination.

      Our board of directors recommends that you vote “FOR” the proposal to approve the acquisition of Marimba, including the merger, and to approve and adopt the merger agreement.

PROPOSAL 2 — ADJOURNMENT OF THE MARIMBA SPECIAL MEETING

      If at the Marimba special meeting on [                    ][     ], 2004, the number of shares of Marimba common stock present or represented and voting in favor of approval of the merger and adoption of the merger agreement is insufficient to approve the merger under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the merger and adoption of the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal, and not the merger proposal.

      In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to a date or dates not later than October 31, 2004. If the stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a date not later than October 31, 2004 and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

      The adjournment proposal requires the approval of a majority of the votes represented in person or by proxy at the special meeting and eligible to vote on the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

      Our board of directors believes that if the number of shares of Marimba common stock present or represented at the special meeting and voting in favor of the merger is insufficient to approve the merger proposal, it is in the best interests of our stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval.

      Our board of directors recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting to a date or dates not later than October 31, 2004.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,

DIRECTORS AND EXECUTIVE OFFICERS OF MARIMBA

      The following table sets forth, as of April 30, 2004, certain information with respect to shares beneficially owned by:

•	each person who is known by Marimba to be the beneficial owner of more than five percent of the outstanding shares of the Marimba common stock;

•	each of Marimba’s current directors;

•	Marimba’s five most highly compensated executive officers; and

•	all current directors and executive officers of Marimba as a group.

      Beneficial ownership is determined under the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to the applicable securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 26,650,253 shares of Marimba common stock outstanding as of April 30, 2004. Shares of common stock subject to options exercisable on or before June 29, 2004 (within 60 days of April 30, 2004) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person, but are not treated as outstanding for purposes of computing the percentage ownership of others.

	Shares Beneficially Owned
	as of April 30, 2004

	Number of	Percentage
Name and Address of Beneficial Owner	Shares	of Class

5% Beneficial Owners
Entities affiliated with Kleiner Perkins Caufield & Byers(1) 2750 Sand Hill Road Menlo Park, California 94025	1,598,124	6.0%
Directors and Named Officers
Eric J. Keller(2)	35,000	*
Richard C. Wyckoff(2)	655,366	2.4
Andrew Chmyz(2)	88,916	*
Richard E. Novak(2)	83,333	*
Adrian G. Rayner(2)	30,833	*
Craig R. Parks(2)	401,856	1.5
Aneel Bhusri(2)	67,500	*
John R. Harding	0	—
Raymond J. Lane(2)(3)	159,971	*
Douglas J. Mackenzie(2)(4)	1,645,264	6.2
Kim K. Polese(2)	1,619,389	6.1
Stephen E. Recht	0	—
All current directors and executive officers as a group (16 persons)(5)	5,370,327	20.2

*	Less than 1% of the outstanding shares of common stock.

(1)	Represents 688,745, 72,453, 76,131 and 760,795 shares of common stock held of record by KPCB Java Fund, L.P., KPCB Information Sciences Zaibatsu Fund II, L.P., KPCB VIII Founders Fund, L.P., and Kleiner Perkins Caufield & Byers VIII, L.P., respectively.

(2)	The following table indicates those persons whose total number of beneficially owned shares includes shares subject to options exercisable within 60 days of April 30, 2004:

Shares Subject to Options

Eric J. Keller	35,000
Richard C. Wyckoff	502,603
Andrew Chmyz	67,916
Richard E. Novak	83,333
Adrian G. Rayner	30,833
Craig R. Parks	284,166
Aneel Bhursi	52,500
Raymond J. Lane	40,000
Douglas J. Mackenzie	40,000
Kim K. Polese	97,222

(3)	Represents 119,971 shares held of record by Mr. Lane and 40,000 shares subject to an option exercisable within 60 days of April 30, 2004. Mr. Lane, a director of Marimba, is not a general partner of any of the Kleiner Perkins Caufield & Byers entities referenced in footnote 1 above.

(4)	Represents 7,140 shares held of record by Mr. Mackenzie, 40,000 shares subject to an option exercisable within 60 days of April 30, 2004, and the 1,598,124 shares held by entities affiliated with Kleiner Perkins Caufield & Byers and described in footnote 1 above. Mr. Mackenzie, a director of Marimba, is a general partner of each of the Kleiner Perkins entities referenced in footnote 1 above. Mr. Mackenzie disclaims beneficial ownership of shares held by the Kleiner Perkins entities except to the extent of his pecuniary interest therein.

(5)	Includes 1,737,710 shares subject to options that are exercisable within 60 days of April 30, 2004.

      Change in Control and Voting Arrangements. Please see the sections titled “The Merger” on page 12, “The Merger Agreement” on page 31, “Interests of executive officers and directors in the merger” on page 25 and “Voting agreements” on page 24.

MARKET PRICE OF AND DIVIDENDS ON MARIMBA COMMON STOCK

Price Range of Common Stock

      Our common stock is traded publicly on The Nasdaq National Market under the symbol “MRBA.” The following table sets forth for the periods indicated the highest and lowest sales prices of the common stock during the most recent fiscal quarter and each quarter of the last two fiscal years:

	High	Low

Fiscal 2004:
First Quarter	$7.40	$5.18
Fiscal 2003:
Fourth Quarter	$5.87	$3.68
Third Quarter	$4.35	$2.55
Second Quarter	$3.74	$1.44
First Quarter	$1.75	$1.34
Fiscal 2002:
Fourth Quarter	$1.77	$1.10
Third Quarter	$1.85	$1.21
Second Quarter	$3.15	$1.50
First Quarter	$3.42	$2.60

      On April 28, 2004, the trading day immediately preceding the execution of the merger agreement, the closing price of our common stock on The Nasdaq National Market was $4.87 per share. As of April 28, 2004, there were approximately 250 holders of record (not including beneficial holders of our common stock held in street name) of our common stock.

Dividend Policy

      We have not declared nor paid any cash dividends on our capital stock since inception and we do not expect to do so in the foreseeable future. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, our operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the board of directors deems relevant.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the special meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies confer to the proxy holders discretionary authority to vote on these matters in accordance with their best judgment.

Adjournments

      The special meeting may be adjourned without notice, other than by the announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the special meeting. In particular, we expect this authority to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of the merger and adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

      We will only hold an annual meeting of stockholders in 2004 if the proposed merger is not completed. If we do hold this meeting, the deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy relating to this meeting has passed. In the event the merger is not consummated, then any stockholder wishing to present a proposal for consideration by Marimba’s stockholders at the 2005 annual meeting, and to include such proposal in Marimba’s proxy materials relating to meeting, must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, and we must receive the materials no later than 120 days prior to the anniversary of the date of our proxy statement relating to the 2004 annual meeting. Any such proposals should be delivered to Marimba, Inc., 440 Clyde Avenue, Mountain View, California 94043, Attn: Corporate Secretary.

      In addition, in the event that we hold a 2004 annual meeting of stockholders, a stockholder proposal for consideration at the meeting will be considered untimely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 if not delivered to Marimba’s Corporate Secretary, at the address specified in the preceding paragraph, on or before September 21, 2004 (or within a reasonable time prior to the meeting if the 2004 annual meeting occurs prior to November 11, 2004 or after January 10, 2005). If a stockholder proposal is considered untimely under this rule, proxies solicited by the board of directors for the 2004 annual meeting will confer discretionary authority to vote on the proposal, provided that the proxy statement otherwise complies with the requirements of Rule 14a-4(c).

*     *     *

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                    ] [     ], 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

      Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among
BMC SOFTWARE, INC.,
MALTA MERGER SUBSIDIARY, INC.
and
MARIMBA, INC.
April 28, 2004

A-i

A-ii

Page

ARTICLE X GENERAL PROVISIONS
SECTION 10.01	Effectiveness of Representations, Warranties and Agreements	A-32
SECTION 10.02	Notices	A-32
SECTION 10.03	Headings	A-32
SECTION 10.04	Severability	A-32
SECTION 10.05	Entire Agreement	A-33
SECTION 10.06	Assignment	A-33
SECTION 10.07	Parties in Interest	A-33
SECTION 10.08	Failure or Indulgence Not Waiver; Remedies Cumulative	A-33
SECTION 10.09	Governing Law; Venue; Waiver of Jury Trial	A-33
SECTION 10.10	Specific Performance	A-34
SECTION 10.11	Counterparts	A-34

ANNEXES
ANNEX A	Schedule of Defined Terms
EXHIBITS
EXHIBIT A	Form of Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2004 (this “Agreement”), is by and among BMC Software, Inc., a Delaware corporation (the “Parent”), Malta Merger Subsidiary, Inc., a Delaware corporation and a wholly owned direct subsidiary of the Parent (“Merger Sub”), and Marimba, Inc., a Delaware corporation (the “Company”). The Parent and Merger Sub are sometimes referred to herein as the “Parent Companies.”

RECITALS:

      The respective Boards of Directors of the Company, the Parent and Merger Sub have deemed it advisable and in the best interests of the Company, the Parent and Merger Sub, as the case may be, and their respective stockholders that Merger Sub merge with and into the Company with the Company being the Surviving Corporation (as defined herein) in accordance with the terms and conditions of this Agreement (the “Merger”), and have approved this Agreement and the transactions contemplated hereby;

      As an inducement to the Parent entering into this Agreement, certain Persons in their capacities as stockholders of the Company are concurrently with the execution and delivery of this Agreement entering into agreements in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

      SECTION 1.01     Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

      SECTION 1.02     Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (b) “or” is not exclusive; (c) “including” means “including, without limitation;” (d) words in the plural include the singular; (e) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (f) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.

ARTICLE II

THE MERGER

      SECTION 2.01     Statutory Merger. Upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, Merger Sub will be merged with and into the Company at the Effective Time in accordance with the provisions of the DGCL. The terms and conditions of the Merger and the mode of carrying the same into effect will be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its existence under the laws of the State of Delaware and in such capacity as the surviving corporation of the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

      SECTION 2.02     Effective Time. As soon as practicable on or after the Closing, the parties will cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the “Certificate of Merger”). The Merger will become effective (the “Effective Time”) upon filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as shall be agreed upon by the Parent and the Company and specified in the Certificate of Merger.

      SECTION 2.03     Effect of the Merger. From and after the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the DGCL.

      SECTION 2.04     Certificate of Incorporation; Bylaws. The Certificate of Merger will provide that at the Effective Time (i) the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of incorporation of Merger Sub, except for Article I thereof, which shall read “The name of the corporation is “Marimba, Inc.,” and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation.

      SECTION 2.05     Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      SECTION 2.06     Closing. The Closing will take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002, at 10:00 a.m., local time, on the next Business Day following the date on which all of the conditions set forth in Article VIII have been satisfied or waived or at such other place, time and date as the parties hereto may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 3.01     Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Companies, the Company or the holders of any of their securities:

(a) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 3.01(b) or Dissenting Shares) will be automatically converted into the right to receive $8.25 in cash, without interest (“Merger Consideration”). All shares of Company Common Stock will, upon conversion thereof into the right to receive the Merger Consideration at the Effective Time, cease to be outstanding and will be automatically cancelled and retired. The holders of certificates previously evidencing Company Common Stock will cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by Law.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, owned by the Parent or any direct or indirect wholly owned Subsidiary of the Parent or of the Company immediately prior to the Effective Time will be cancelled and extinguished without conversion thereof.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

      SECTION 3.02     Surrender and Payment.

      (a) Exchange Fund. Promptly following the Effective Time, the Parent will deposit, or cause to be deposited, with the Disbursing Agent, for the benefit of the former holders of Company Common Stock and for payment of the Merger Consideration in accordance with this Article III, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any such shares to be cancelled pursuant to Section 3.01(b)) (such amounts being referred to as the “Exchange Fund”). The Disbursing Agent shall invest the Exchange Fund as directed by the Parent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.01(a) shall be promptly paid to the Parent.

      (b) Letter of Transmittal. Promptly following the Effective Time, the Parent will cause the Disbursing Agent to mail to each record holder of Company Common Stock immediately prior to the Effective Time a letter of transmittal and other appropriate materials for use in surrendering to the Disbursing Agent certificates that prior to the Effective Time evidenced shares of Company Common Stock. Such letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates formerly evidencing Company Common Stock will pass, only upon delivery of such certificates to the Disbursing Agent and shall be in such form and have such other provisions as the Parent may reasonably specify.

      (c) Payment Procedures. The Disbursing Agent will pay to each former holder of Company Common Stock, upon surrender to the Disbursing Agent for cancellation of one or more certificates that theretofore evidenced shares of Company Common Stock together with a duly executed letter of transmittal, the Merger Consideration payable in respect of such certificate or certificates, after giving effect to any required withholding taxes. No interest will be paid or accrued on the cash payable upon the surrender of such certificate or certificates. If payment is to be made to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of payment that the surrendered certificate or certificates will be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered certificate or certificates or such Person will establish to the satisfaction of the Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Article III, each certificate that prior to the Effective Time evidenced shares of Company Common Stock (other than certificates evidencing shares described in Section 3.01(b) or Dissenting Shares) will be deemed at all times after the Effective Time to represent only the right to receive upon surrender thereof the applicable Merger Consideration.

      (d) Lost, Stolen or Destroyed Certificates. If any certificate that prior to the Effective Time evidenced shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificates to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Disbursing Agent will pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby.

      (e) Termination of Exchange Fund. Any portion of the aggregate Merger Consideration that remains unpaid by the Exchange Agent to the former holders of Company Common Stock six months after the Effective Time will be delivered to the Parent, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III will thereafter look only to the Parent for payment of any Merger Consideration to which they are entitled.

      (f) No Liability. Neither the Disbursing Agent nor any party hereto will be liable to any former holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (g) Withholding of Tax. The Parent and the Surviving Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as the Parent (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code or state, local or foreign Tax Law. To the extent that amounts are so withheld by the Parent or any Affiliate thereof, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of which such deduction and withholding was made.

      (h) Stock Transfer Books. At the close of business on the date of the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the books and records of the Company. If, after the Effective Time, certificates which prior to the Effective Time evidenced shares of Company Common Stock (other than certificates evidencing shares described in Section 3.01(b)) are presented to the Parent, the Surviving Corporation or the Disbursing Agent for any reason, they shall be cancelled and exchanged as provided in Article III.

      SECTION 3.03     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 3.03, if the Merger is rescinded or abandoned, then the right of any holder of Dissenting Shares to be paid the fair value of such stockholder’s Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares. The Company shall give the Parent (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

      SECTION 3.04     Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of the shares of Company Common Stock, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Subject to the Company’s Disclosure Letter, the Company hereby represents and warrants to the Parent Companies that:

      SECTION 4.01     Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and the Company and each Subsidiary of the Company has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than any exceptions that would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.01 of the Company’s Disclosure Letter sets forth, as of the date hereof, a true and complete list of all the Company’s directly or indirectly owned Subsidiaries, together with (A) the nature of legal organization of such Subsidiary, (B) the jurisdiction of incorporation or organization of such Subsidiary and (C) the percentage of such Subsidiary’s Equity Securities owned by the Company or another of its Subsidiaries.

      SECTION 4.02     Certificate of Incorporation and Bylaws; Minute Books. The Company has heretofore provided to the Parent complete and correct copies of its certificate of incorporation and bylaws and the governing documents of each of its Subsidiaries, in each case as amended or restated to the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company has provided to the Parent correct and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Boards of Directors of the Company and each of its Subsidiaries held since January 1, 2001.

      SECTION 4.03     Capitalization.

      (a) The authorized capital stock of the Company consists of (i) 80,000,000 shares of Company Common Stock, of which as of March 31, 2004, (A) 26,362,679 shares were issued and outstanding and (B) no shares were issued and held in the treasury of the Company and (ii) 10,000,000 shares of Company Preferred Stock, of which on the date hereof none are issued and outstanding. Since March 31, 2004, no Equity Securities of the Company have been issued by the Company, except Company Common Stock issued upon exercise of outstanding Company Stock Options or under the Company Stock Purchase Plans.

      (b) As of March 31, 2004, there were (i) outstanding Company Stock Options permitting the holders thereof to purchase 5,199,967 shares of Company Common Stock and (ii) 19,507,481 shares of Company Common Stock reserved in respect of the Company Stock Plans and Company Stock Purchase Plans. Each of the outstanding Equity Securities of the Company is, and each Equity Security issuable upon the exercise of Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized Equity Securities of the Company subject to) any preemptive or similar rights. No Equity Securities of the Company are reserved for issuance. There are no (i) outstanding securities, options or warrants, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries, (ii) stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries or any obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company or any of its Subsidiaries or (iii) agreements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the level of consolidated revenues or earnings, or calculated in accordance therewith, of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, any Equity Securities of any Person (other than the Subsidiaries of the Company).

      (c) All the issued and outstanding shares of Equity Securities of each Subsidiary of the Company, (i) have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights and (ii) are owned by the Company or one of its Subsidiaries free and clear of all Liens.

      (d) Other than the Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries.

      (e) Except for Company Stock Options and rights to purchase Company Common Stock pursuant to the Company Stock Purchase Plans, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company or any of its Subsidiaries on any matter.

      SECTION 4.04     Authorization of Agreement; Board Recommendation; Required Vote.

      (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to approval of this Agreement and the Merger by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement and the Merger by the Required Company Vote). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

      (b) The Board of Directors of the Company, at a meeting duly called and held on April 27, 2004, has by unanimous approval of all directors determined that this Agreement and the Merger are advisable and in the best interest of the Company’s stockholders and resolved to recommend that the holders of shares of Company Common Stock approve this Agreement and the Merger. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company Common Stock to approve this Agreement and the Merger (the “Required Company Vote”) is the only vote of holders of Company Common Stock or other securities (equity or otherwise) of the Company necessary to consummate the Merger.

      SECTION 4.05     Approvals. The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority, except for the applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” Laws, the HSR Act or similar competition Laws, Regulations and Orders of foreign Governmental Authorities and the filing and recordation of the Certificate of Merger as required by the DGCL.

      SECTION 4.06     No Violation. Assuming that the Authorizations, filings and notifications described in Section 4.05 have been obtained or made, the execution and delivery by the Company of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, (i) any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) the certificate of incorporation or bylaws of the Company or (iii) the organizational documents of the Company’s Subsidiaries or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under or in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clause (b) of this Section 4.06 that, individually or in the aggregate, would not have a Material Adverse Effect.

      SECTION 4.07     Reports.

      (a) Since January 1, 2001, (i) the Company and its Subsidiaries have timely filed all SEC Reports required to be filed with the Commission. The SEC Reports, including all those filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The Company’s Consolidated Financial Statements and any consolidated financial statements of the Company (including any related notes thereto) contained in any SEC Reports filed by the Company with the Commission after the date of this Agreement and prior to the Effective Time (i) have been or will be prepared in all material respects in accordance with the published Regulations of the Commission and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, (B) with respect to the Company’s Consolidated Financial Statements, as may be indicated in the notes thereto and (C) in the case of unaudited consolidated interim financial statements of the Company and its Subsidiaries, as may be permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (ii) fairly present or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited consolidated interim financial statements of the Company and its Subsidiaries were or are subject to normal and recurring year-end adjustments that were not and will not be material in amount or significance in any individual case or in the aggregate.

      (c) Except for liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company’s Consolidated Balance Sheet and for liabilities or obligations incurred in the ordinary course of business of the Company since December 31, 2003 that, individually or in the aggregate, would not have a Material Adverse Effect, there exist no liabilities or obligations of the Company and its Subsidiaries, whether known or unknown, accrued, absolute, contingent or threatened.

      (d) Each required form, report and document containing financial statements that has been filed with or submitted to the Commission since July 31, 2002 was accompanied by the certifications required to be filed or submitted by Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification (disregarding any knowledge qualification therein) was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

      (e) The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company or any of its Subsidiaries (including any current or former employee, consultant or director of the Company or any of its Subsidiaries) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants directors of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

      (f) Since January 1, 2001, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

      (g) There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the SEC Reports.

      SECTION 4.08 No Material Adverse Effect; Conduct.

      (a) Except as disclosed in the Company’s Current Year’s SEC Reports, from December 31, 2003 to the date of this Agreement, there has not been any Material Adverse Effect.

      (b) Except as set forth in the Company’s Current Year’s SEC Reports, since December 31, 2003, each of the Company and its Subsidiaries has operated its business only in the usual and ordinary course consistent with past practices and neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited had Sections 6.02(a), (b), (e), (f), (h), (i), (j), (k) or (l) been in effect as of December 31, 2003.

      SECTION 4.09     Certain Business Practices. Neither the Company or any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

      SECTION 4.10     Certain Obligations; Customers.

      (a) Except for those listed in Section 4.10(a) of the Company’s Disclosure Letter, as of the date hereof, there are no Material Contracts. The Company has provided to Parent a true and correct copy of each Material Contract listed in Section 4.10(a) of the Company’s Disclosure Letter. With respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) such Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) none of the Company nor any of its Subsidiaries is in breach or default thereof, nor has the Company or any of its Subsidiaries received notice that it is in breach of or default thereof; and (iii) to the Knowledge of the Company, no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto, except in the case of (ii) and (iii) for breaches or defaults that, individually or in the aggregate, would not reasonably be expected to be material to the Company.

      (b) During the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written notices of termination or written threats of termination, or any other indication of any intention to terminate, from any of the twenty-five (25) largest customers of the Company and its Subsidiaries taken as a whole (in terms of respective 2003 revenues generated).

      SECTION 4.11     Authorizations; Compliance.

      (a) Except for such exceptions that, individually or in the aggregate, would not have a Material Adverse Effect or have not resulted or could not reasonably be expected to result in the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers or directors, (i) the Company and each of its Subsidiaries has obtained all Authorizations that are necessary to own, lease and operate its properties and to carry on its businesses as currently conducted, (ii) such Authorizations are in full force and effect and will remain in full force and effect after the consummation of the Merger and there are no existing violations thereof or defaults thereunder and (iii) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time, or both, could reasonably be expected to result in, suspension, revocation or cancellation of any such Authorizations.

      (b) The Company and its Subsidiaries are in compliance and at all times since January 1, 2001 have complied with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of non-compliance or defaults that, individually or in the aggregate, (i) would not have a Material Adverse Effect or (ii) have not resulted or could not reasonably be expected to result in the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers or directors. None of the Company nor any of its Subsidiaries has been notified by any Governmental Authority regarding possible non-compliance, defaults or violations of Laws or Orders, except any such possible non-compliance, defaults or violations that, individually or in the aggregate, (i) would not have a Material Adverse Effect or (ii) have not resulted or could not reasonably be expected to result in the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers or directors. There is no Order of any Court or any Governmental Authority outstanding against the Company or any of its Subsidiaries which would have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 4.12     Litigation. There are no claims, actions, suits, charges, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries or other Person for which the Company or any Subsidiary may be liable, at law or in equity, except claims, actions, suits, charges, investigations or proceedings that, individually or in the aggregate, if adversely determined would not have a Material Adverse Effect.

      SECTION 4.13     Employee Benefit Plans; Labor Matters. Each Current Company Benefit Plan (including each Company Stock Plan and each other agreement pursuant to which a Company Stock Option has been granted), and each Terminated Company Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, is listed in Section 4.13 of the Company’s Disclosure Letter, including, with respect to every such Terminated Company Benefit Plans, the date of termination. True and correct copies of each of the following, to the extent applicable, have been delivered to the Parent with respect to each Current Company Benefit Plan: the most recent annual report (Form 5500) filed with the Pension and Welfare Benefits Administration, the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), the most recent summary plan description and any summaries of material modifications thereto, the most recent actuarial report or valuation, and the most recent determination letter, issued by the IRS with respect to any Current Company Benefit Plan intended to be qualified under Section 401 of the Code.

      (a) Each Company Benefit Plan has been maintained, in all material respects, in accordance with its terms and in accordance with the provisions of ERISA, the Code and any other applicable Law, and with respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of such Company Benefit Plan, ERISA, the Code or any other applicable Law.

      (b) Each Current Company Benefit Plan intended to be qualified under Section 401 of the Code satisfies in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Effective Time, has not been operated in a way that would adversely affect its qualified status, and if reliance is permitted under IRS Announcement 2001-77, the Company relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Employee Plan.

      (c) There has been no termination or partial termination of any Current Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.

      (d) Any Terminated Company Benefit Plan intended to have been qualified under Section 401 of the Code received a favorable determination letter from the IRS with respect to its termination.

      (e) There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any Company Benefit Plan or its assets and, to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims.

      (f) There is no material matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plan before the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority.

      (g) All contributions required to be made to Company Benefit Plans pursuant to their terms and the provisions of ERISA, the Code or any other applicable Law have been timely made or, pursuant to the terms of the Company Benefit Plans and applicable Law, there is a period of time remaining for such contributions to be timely made.

      (h) Neither the Company nor any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, or had any other obligation or liability to, within six years prior to the Closing Date, any Benefit Plan that is subject to Title IV of ERISA, any multi-employer plan within the meaning of Section 3(37) of ERISA, or any Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA.

      (i) In connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, no payment of money or other property, acceleration of benefits or provision of other rights has been or will be made hereunder, under any agreement contemplated herein, or under any Current Company Benefit Plan or any of the programs, agreements, policies or other arrangements described in paragraph (k) below that could reasonably be expected to be non-deductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

      (j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Current Company Benefit Plan or any of the programs, agreements, policies or other arrangements described in paragraph (k) below than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (ii) create or give rise to any additional vested rights or service credits under any Current Company Benefit Plan or any of such programs, agreements, policies or other arrangements, whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

      (k) Neither the Company nor any of its Subsidiaries is a party to or is bound by any severance, retention or change in control agreement, program or policy with respect to any employee, officer, director or consultant. True and correct copies of all employment agreements with officers or employees of the Company and its Subsidiaries, and all vacation, overtime, severance, retention and other compensation policies or programs of the Company and its Subsidiaries relating to their employees have been provided to the Parent.

      (l) No Current Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code. Each Current Company Benefit Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

      (m) Neither the Company nor any of its Subsidiaries has contributed, transferred or otherwise provided any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement.

      (n) (i) Neither the Company nor any of its Subsidiaries has agreed to recognize any labor union, collective bargaining representative, works council, or other form of employee representative; (ii) no labor union, collective bargaining representative, works council, or other form of employee representative has been certified as the bargaining representative for any of the employees of the Company or any of its Subsidiaries; (iii) to the Knowledge of the Company, no union organizing campaign or representation petition is currently pending with respect to any of the employees of the Company or any of its Subsidiaries and (iv) no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike, or work stoppage against the Company or any of its Subsidiaries.

      (o) Except for such exceptions that, individually or in the aggregate, would not have a Material Adverse Effect or have not resulted or could not reasonably be expected to result in the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers or directors, all employees of the Company or any of its Subsidiaries are lawfully authorized to work in their present location under the Laws of the jurisdiction in which they work.

      (p) There are no claims, actions, suits, charges, investigations, complaints, or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries related to the terms and conditions of employment of employees, including without limitation those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) alleged unlawful, unfair, wrongful, or discriminatory employment or labor practices; (iii) alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (iv) alleged violation of any statute, ordinance, contract, or regulation relating to minimum wages or maximum hours of work; (v) alleged violation of occupational safety and health standards; or (vi) alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, or other employment or labor relations laws; and to the Knowledge of Company, no basis therefor exists.

      SECTION 4.14     Taxes.

      (a) (i) All returns and reports of or with respect to any Tax (“Tax Returns”) that are required to be filed by or with respect to any of the Company and its Subsidiaries have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects, (iii) the Company and its Subsidiaries have paid all material Taxes they are required to pay, (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on or with respect to any of the Company and its Subsidiaries have been satisfied in full in all material respects and (vi) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

      (b) Section 4.14(b) of the Company’s Disclosure Letter lists all income Tax Returns filed with respect to any of the Company and its Subsidiaries for the six taxable years ending prior to the Effective Date, indicates those income Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed. All records which the Company or any of its Subsidiaries are required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Tax by the Company or any of its Subsidiaries have been duly kept and are available for inspection at the premises of the Company.

      (c) There is no claim against the Company or any of its Subsidiaries for Taxes due and payable, and no assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Tax Return of or with respect to any of the Company and its Subsidiaries.

      (d) To the Knowledge of the Company, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

      (e) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries.

      (f) The total amounts set up as liabilities for current and deferred Taxes in the Company’s Consolidated Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company and any of its Subsidiaries up to and through the periods covered thereby.

      (g) Neither the Company nor any of its Subsidiaries have entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.

      (h) Except for liens for current Taxes not yet due and payable, no Liens for Taxes exist upon the assets of any of the Company or its Subsidiaries.

      (i) Neither the Company nor any of its Subsidiaries will be required to include any amount in income for any taxable period beginning after December 31, 2003 as a result of a change in accounting method for any taxable period ending on or before December 31, 2003 or pursuant to any agreement with any Tax authority with respect to any such taxable period. Neither the Company nor any of its Subsidiaries will be required to include in any period ending after the Effective Date any material income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

      (j) Neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code), foreign personal holding company (as defined in Section 552 of the Code) or other entity the income of which is required to be included in the income of the Company or such Subsidiary.

      (k) Neither the Company nor any of its Subsidiaries have entered into any agreement or arrangement with any Taxing authority that requires any of the Company and its Subsidiaries to take any action or to refrain from taking any action.

      (l) None of the transactions contemplated by this Agreement will result in Tax liability or the recognition of any item of income or gain to any of the Company or its Subsidiaries.

      (m) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return or (ii) has any liability for the Taxes of any Person under United States Treasury regulations Section 1.1502-6 by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

      (n) Each of the Company and its Subsidiaries has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

      (o) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (p) Neither the Company nor any of its Subsidiaries has been a party to a distribution of stock pursuant to Section 355 of the Code during the two-year period preceding the date hereof as either a distributing corporation or a controlled corporation, as those terms are defined in Section 355(a) of the Code.

      (q) Each of the Company and its Subsidiaries are duly registered for the purposes of Value Added Tax (“VAT”), as defined in the relevant Laws concerning VAT in its country of organization, if applicable. Each of the Company and its Subsidiaries have complied with all Laws concerning VAT, including the making on time of accurate returns and payments and the maintenance of records. None of the Company nor any of its Subsidiaries has made any exempt supplies in the current or preceding VAT year applicable to it and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

      (r) Neither the Company nor any of its Subsidiaries is treated for any Tax purpose as a resident in a country other than the country of its organization and none of the Company or any of its Subsidiaries has or have had within the statutory limitation period a branch, agency or permanent establishment in a country other than the country of its organization, or in the case of an income tax treaty applying, neither the Company nor any of its Subsidiaries has or had a permanent establishment in any foreign country, as defined in any applicable Tax treaty between the U.S. and such foreign country.

      SECTION 4.15     Environmental Matters. Except for matters that, individually or in the aggregate, would not have a Material Adverse Effect, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by any third party, including any Governmental Authority, under any Environmental Law, (c) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company or its Subsidiaries have been obtained or filed and are valid and currently in full force and effect and will remain valid and in full force and effect after the consummation of the Merger and the Company and its Subsidiaries are in compliance with the terms and conditions of such Authorizations, (d) to the Knowledge of the Company, there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties or operations and (e) to the Knowledge of the Company, there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Company and its Subsidiaries.

      SECTION 4.16     Insurance. The Company and its Subsidiaries own and are beneficiaries under insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industries in which the Company and its Subsidiaries operate. All premiums due with respect to all such insurance policies have been paid and, to the Knowledge of the Company, all such policies are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

      SECTION 4.17     Patents, Trademarks, Etc.

      (a) The Company and its Subsidiaries own all right, title and interest in and to, free and clear of all Liens, (i) the patents, patent applications, registered trademarks, registered service marks and other mark registrations, applications for registration of marks, domain name registrations, copyright registrations and applications for copyright registration that are set forth in Section 4.17(a) the Company’s Disclosure Letter (collectively, the “Company’s Registered IP”), as well as (ii) all other copyrights, material but unregistered trademarks, servicemarks, and/or trade names, trade dress rights, trade secrets and confidential information in, and invention disclosures relating to, the Company Products and/or used or held for use in the conduct of the Company’s business, other than any of the foregoing licensed to the Company pursuant to any of the Inbound License Agreements (as defined in Section 4.17(g)) (collectively with the Company’s Registered IP, the “Company’s Intellectual Property”). Section 4.17(a) of the Company’s Disclosure Letter also lists the software, services, and other products which the Company and its Subsidiaries make generally available to any potential customers and/or are under development as of the date hereof (collectively, the “Company Products”). Neither the Company nor any of its Subsidiaries is, or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will be in violation of, or lose any rights pursuant to, any of the Inbound License Agreements that is material to the operations of the Company or any Subsidiary or to any of the Company Products.

      (b) None of the Company’s or any of its Subsidiaries’ operations, including the making, using, selling, offering for sale, importing, copying, distribution, modification, and maintenance and support, of the Company Products, (1) infringe any copyright or trademark of any third Person, (2) to the Knowledge of the Company, infringe any patent rights or other intellectual property rights of any third Person or (3) constitute a misappropriation of any trade secret rights of any third Person. No claims with respect to the Company’s Intellectual Property have been asserted or, to the Knowledge of the Company, are threatened by any Person, nor to the Knowledge of the Company, is there any grounds for any claims against the Company or any of its Subsidiaries, that the use, making, selling, offering to sell, promotion, marketing, distribution, modification, copying, and/or disclosure of any of the Company Products, or any prior versions or releases thereof, infringes or is a misappropriation of a third Person’s patent, copyright, trademark, service mark, or trade secret. To the Knowledge of the Company, the Company’s Registered IP is valid and enforceable in all material respects. To the Knowledge of the Company, there has not been and there is not any ongoing infringement, misappropriation or other unauthorized use or disclosure of any of the Company’s Intellectual Property by any third Person (including employees and former employees). Neither the Company nor any of its Subsidiaries has granted any exclusive licenses to any of the Company’s Intellectual Property owned by the Company, or to any of the Company Products, to any third Person.

      (c) None of the Company’s Intellectual Property or any of the Company Products is subject to any outstanding Order or agreement restricting in any material manner the licensing thereof by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any of the Company’s Intellectual Property, or of any patent, copyright, trademark, servicemark, or trade secret rights of any third Person, except such indemnities included in licenses of, or customer, distribution, reseller and other agreements regarding, the Company Products as have been agreed to in the ordinary course of business. Neither the Company nor any of its Subsidiaries has entered into any agreement granting any third Person the right to bring infringement actions with respect to, or otherwise to enforce any rights with respect to, any of the Company’s Intellectual Property. The Company and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to any of the Company’s Registered IP and any existing invention disclosures.

      (d) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of the material trade secrets and confidential information relating to the Company Products. The Company has in place and has enforced a policy of requiring each Person involved in the creation and/or development of the Company Products and/or any proprietary aspects of the Company’s operations to execute nondisclosure of proprietary information and confidentiality agreements that obligate such Persons to not use or disclose the trade secrets of the Company or its Subsidiaries except in performing services for the Company or its Subsidiaries and to assign to the Company or its Subsidiaries all inventions and other intellectual property rights such Persons might have relating to the Company Products and operations.

      (e) There has been no disclosure of any source code of any Company Products to anyone not employed by the Company or any of its Subsidiaries or subject to a signed, written nondisclosure agreement with the Company or its Subsidiaries. Section 4.17(e) of the Company’s Disclosure Letter lists all agreements by which any Person (other than employees of the Company) has access to or possession of, or has the right to obtain access to or possession of, any of the source code of any of the Company Products.

      (f) None of the Company Products use, embed or incorporate any computer software or programs which are subject to any “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), and none of the Company’s Products, or any prior versions or releases thereof, are subject to any such license in whole or in part.

      (g) Section 4.17(g) of the Company’s Disclosure Letter lists all agreements pursuant to which a third Person has licensed to the Company or its Subsidiaries any rights in any patent, patent applications, copyright, trade secret or confidential information, trademark, service mark, or other intellectual property right, software or data that is a component of, embedded or incorporated in, bundled with, the Company Products, or is material to the Company’s and its Subsidiaries’ operations, other than standard off-the-shelf software licensed by the Company in the ordinary course of business consistent with past practice (collectively, the “Inbound

License Agreements”). For purposes of the foregoing only, the term “software” means computer software or other similar tangible technology (including related code, documentation and other data) and related intellectual property rights.

      (h) Section 4.17(h) of the Company’s Disclosure Letter lists all of the Company’s Registered IP, the jurisdiction in which such Company’s Registered IP is registered or filed, and the applicable application or registration number. To the Company’s Knowledge, the Company is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and submission of required filings) with respect to the Company’s Registered IP. Section 4.17(h) of the Company’s Disclosure Letter includes an accurate and complete copy of the docket sheets of the Company’s attorneys for the Company’s Registered IP.

      (i) The Company’s Intellectual Property, together with the rights licensed by the Company or its Subsidiaries to the intellectual property rights of others pursuant to those agreements listed in Section 4.17(i) of the Company’s Disclosure Letter, together constitutes all rights to the Company Products currently offered for sale, including the data, software, and methods used by the Company and its Subsidiaries, necessary in all material respects to develop, enhance, and provide to customers the Company Products currently offered for sale and otherwise conduct the business of the Company; provided that no representation is made in this subsection (i) as to the lack of infringement of any third party patents, as the sole representation in that regard is contained in Section 4.17(b).

      SECTION 4.18     Affiliate Transactions; Executive and Director Loans.

      (a) Except as disclosed in the Company’s Current Year’s SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      (b) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (within the meaning of Rule 3B-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any such executive officers or directors.

      (c) No officer or director of the Company or any of its Subsidiaries (i) owns, directly or indirectly, in whole or in part, any of the Company’s Intellectual Property or any other intellectual property rights that are necessary for the business of the Company or any of its Subsidiaries, (ii) has asserted any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for immaterial claims for accrued vacation pay, accrued benefits under any Company Benefit Plans and similar matters and agreements existing on the date hereof, and the Company has no Knowledge of any basis for such claims, charges, actions or causes of action or (iii) owes any money to the Company or any of its Subsidiaries (except for reimbursement of advances in the ordinary course of business consistent with past practice).

      (d) The Company has made available to Parent true and complete copies of the most recent director and officer questionnaires in the Company’s possession that were used to prepare the Company’s SEC Reports.

      SECTION 4.19     Properties.

      (a) The Company and each of its Subsidiaries has good and marketable title, free and clear of all Liens, to all of the personal property, plants, machinery and equipment that are reflected on the Company’s Consolidated Balance Sheet or acquired after the date of such balance sheet, except for any such assets disposed of in the ordinary course of business consistent with past practice and except for (i) Liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings and (ii) such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the use of the property as such property is used on the date of this Agreement (the items in clauses (i) and (ii) collectively, the “Permitted Liens”).

      (b) The Company and its Subsidiaries do not own any real property.

      SECTION 4.20     Leases The Company has provided to the Parent a true and complete copy of each lease pursuant to which the Company or any of its Subsidiaries leases any machinery, equipment, vehicles or other tangible personal property with a book or market value in excess of $50,000 or any real property (each a “Lease”). With respect to each Lease to which the Company or any of its Subsidiaries is a party, (i) such Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) none of the Company nor any of its Subsidiaries is in material breach or default thereof, nor has the Company or any of its Subsidiaries received notice that it is in material breach or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a material breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto. The leasehold estate created by each Lease (a “Leased Premise”) is free and clear of all Liens other than any Permitted Liens.

      SECTION 4.21     Anti-Takeover Plan; State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such section is applicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby. Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement, and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement, in each case other than the existing “blank check preferred” provisions in the Company’s certificate of incorporation.

      SECTION 4.22     Brokers. No broker, finder or investment banker (other than Broadview International, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has provided to the Parent a complete and correct copy of all agreements between the Company and Broadview International, a division of Jefferies & Company, Inc. (“Broadview”) relating to the transactions contemplated by this Agreement.

      SECTION 4.23     Opinion of Financial Advisor. On the date of the Company’s Board of Director’s approval of this Agreement, the Company received the opinion of Broadview to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES

      The Parent Companies hereby represent and warrant to the Company that:

      SECTION 5.01     Organization and Qualification. Each of the Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      SECTION 5.02     Authorization of Agreement. Each of the Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Parent and Merger Sub and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Merger Sub, respectively, and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Merger Sub and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing availability of equitable remedies.

      SECTION 5.03     Approvals. The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Parent or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to any Governmental Authority, except (a) for the applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” Laws, the HSR Act or similar competition Laws, Regulation and Orders of foreign Governmental Authorities and the filing and recordation of the Certificate of Merger as required by the DGCL and (b) where the failure to obtain such Authorizations, or make such filings or notifications, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the Parent’s ability to perform its obligations under this Agreement.

      SECTION 5.04     No Violation. Assuming that the Authorizations, filings and notifications described in Section 5.03 have been obtained or made, the execution and delivery by the Parent or Merger Sub of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under (i) any Law, Regulation or Order applicable to the Parent or Merger Sub or any of their respective Subsidiaries, (ii) the certificate of incorporation or bylaws of the Parent or Merger Sub or (iii) the organizational documents of the Parent’s Subsidiaries, or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under or in the creation of a Lien on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a) and (b) that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the Parent’s ability to perform its obligations under this Agreement.

      SECTION 5.05     Financing. The Parent will have sufficient funds to enable it to consummate the Merger on the terms contemplated by this Agreement.

ARTICLE VI

COVENANTS

      SECTION 6.01     Affirmative Covenants. The Company covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Parent, it will and will cause its Subsidiaries to (a) operate its business only in the usual and ordinary course consistent with past practices and (b) use all reasonable efforts to preserve intact its present business organization, maintain its material rights and franchises, retain the services of its key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and other Persons with which it has significant business dealings.

      SECTION 6.02     Negative Covenants. The Company covenants and agrees that, except as disclosed in Section 6.02 of the Company’s Disclosure Letter, as expressly contemplated by this Agreement or as otherwise consented to in writing by the Parent (which consent shall not be unreasonably withheld or delayed), from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

(a) (i) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except (A) in the ordinary course of business consistent with past practice for persons who are not former or present officers or directors and (B) pursuant to the Company’s existing bonus or commissions plans to the extent that any performance goals thereunder have been achieved, (ii) enter into or amend any employment, severance, termination or similar agreement or arrangement with any former or present director, officer, employee or consultant, except any such agreements entered into in the ordinary course of business consistent with past practice with employees who are both (X) not present or former officers or directors and (Y) located outside the United States, (iii) establish, adopt, enter into or award or modify any Benefit Plan except as may be required by applicable Law or as may be required pursuant to Section 7.06(a), (iv) grant any severance, retention or termination pay, (v) take any action to accelerate the vesting of any outstanding Company Stock Options (other than pursuant to existing acceleration arrangements set forth in Section 6.02 of the Company’s Disclosure Letter), (vi) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), (vii) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in each case for any of clauses (i) through (vii) above (A) pursuant to any contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (B) in the case of severance or termination payments, pursuant to the severance policy or practice of the Company or its Subsidiaries existing at the date of this Agreement (and disclosed in Section 6.02(a) of the Company’s Disclosure Letter), except for the granting of any change-of-control severance agreements or retention payments that in all cases shall require the prior written consent of the Parent and (C) as required by applicable Law;

(b) declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding Equity Securities of the Company or any of its Subsidiaries, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(c) (i) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries except for (A) any such acquisition by the Company or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Company or (B) any repurchase, forfeiture or retirement of shares of Company Common Stock or Company Stock Options occurring pursuant to the terms as in effect on the date of this Agreement of any Equity Securities outstanding on the date hereof, or of any Benefit Plan existing on the date hereof or (ii) effect any reorganization or recapitalization or split, combine or reclassify any of the capital stock of or other equity interest in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such capital stock or equity interests;

(d) (i) offer, issue, deliver, grant or sell, or authorize or propose the offering, issuance, delivery, grant or sale (including the grant of any Liens or limitations on voting rights), of any Equity Securities of the Company or any of its Subsidiaries, except for (x) issuances of Company Common Stock (A) upon the exercise of Company Stock Options outstanding at the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement or granted in accordance with clause (y) below, (B) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms as in effect on the date of this Agreement of any Current Company Benefit Plans or (C) that constitute periodic issuances of shares of Company Common Stock required by the terms as in effect on the date of this Agreement of any Current Company Benefit Plans (including, but not limited to share issuances under any Company Stock Purchase Plan with respect to an offering period commencing after the date of this Agreement in accordance with the terms of such Company Stock Purchase Plan and the termination of the offering periods and share issuances under the Company Stock Purchase Plans as contemplated by Section 7.06(a)) and (y) grants of new Company Stock Options to purchase up to 60,000 shares of Company Common Stock, in the aggregate (plus the number of shares of Company Common Stock that are (1) subject to Company Stock Options that are outstanding on the date hereof and (2) subsequently terminated without exercise thereof), to newly hired employees (other than officers and directors) in the ordinary course of business consistent with past practice; provided that in no event shall Company Stock Options to purchase more than 100,000 shares of Company Common Stock be issued pursuant to this clause (y), (ii) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof, or (iii) enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Equity Securities of the Company or any of its Subsidiaries;

(e) (i) merge, consolidate, combine or amalgamate with any Person or dissolve or liquidate, (ii) acquire or agree to acquire, by merging or consolidating with, purchasing Equity Securities in, purchasing all or a portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice), in each case for consideration in excess of $25,000 or for consideration for all such acquisitions in excess of $250,000 or (iii) make any loans, advances or capital contributions to, or investments in any Person except for loans, advances and capital contributions (A) to any wholly owned Subsidiary or (B) pursuant to and in accordance with the terms of any Material Contract or other legal obligation, in each case existing as of the date of this Agreement;

(f) sell, transfer, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the material properties or assets of the Company or any of its Subsidiaries (other than through licensing permitted by Section 6.02(g) hereof), except for sales of (i) inventories in the ordinary course of business consistent with past practice and (ii) worn out or obsolete property for fair value in the ordinary course of business consistent with past practice;

(g) (i) license to any Person, or otherwise extend, amend or modify any Person’s rights to, any of the Company’s Intellectual Property, or enter into any license agreement that would constitute a Material Contract, other than in the ordinary course of business consistent with past practice, (ii) sell, assign, pledge, encumber or otherwise transfer (other than pursuant to a license permitted pursuant to this Section 6.02(g)), or license exclusive rights to any of the Company’s Intellectual Property to any Person, (iii) enter into any agreement to transfer or license exclusive rights to any Person with respect to any issued patents or patent applications, or with respect to rights in or to any existing invention disclosures, of the Company or its Subsidiaries, (iv) enter into any license agreement that would have a material and adverse effect on the value or use of the Company’s Intellectual Property or the Company Products, or (v) take any action that would, or fail to take any action the failure of which would, directly or indirectly (A) cause any of the Company’s Intellectual Property to enter the public domain or that could otherwise adversely affect such Company’s Intellectual Property in any material respect, or (B) result in disclosure of any source code of any of the Company’s Products to anyone other than to its employees or pursuant to existing arrangements disclosed in Section 6.02(g) of the Company’s Disclosure Letter;

(h) adopt or propose any amendments to its certificate of incorporation or bylaws or other comparable charter documents;

(i) (i) change any of its methods or principles of accounting in effect at December 31, 2003, except to the extent required to comply with GAAP as advised by the Company’s regular independent accountants, (ii) make or rescind any election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (iv) change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ended December 31, 2003, except, in each case, as may be required by Law;

(j) incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (i) trade payables incurred in the ordinary course of business consistent with past practice, and (ii) indebtedness with any wholly owned Subsidiary;

(k) make or commit to make any capital expenditures in excess of $250,000, in the aggregate, except as may be necessary for the maintenance of existing facilities and equipment in good operating condition and repair in the ordinary course of business and except as may be required by law;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $250,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;

(m) take or cause to be taken any action that could reasonably be expected to result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect;

(n) modify, amend or terminate, or waive, assign or release any material rights or claims under, or grant any consent under, any confidentiality agreement relating to an Acquisition Proposal or otherwise under any standstill or similar agreement or fail to fully enforce any such agreement upon the request of the Parent;

(o) grant any exclusive territorial, intellectual property or product rights to any customer, distributor, sales representative or channel partner of the Company;

(p) (i) enter into, renew, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice or (ii) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under Section 6.02(a);

(q) take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Parent and its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

(r) agree in writing or otherwise to do any of the foregoing.

      SECTION 6.03     No Solicitation.

      (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, the Company agrees that it will not, and will not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit, knowingly induce or knowingly encourage any inquiries regarding or the making, submission, announcement or implementation of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, or provide any information or data to, any Person relating to or that may reasonably be expected to lead to an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend any Acquisition Proposal or (iv) enter into any agreement, arrangement or understanding contemplating or relating to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

      (b) Notwithstanding anything in this Agreement to the contrary, with respect to any bona fide written Acquisition Proposal made after the date of this Agreement and not withdrawn which was not solicited, knowingly encouraged or knowingly induced after the date of this Agreement in breach of and did not otherwise result from a breach of this Section 6.03, the Company or its Board of Directors may:

(i) to the extent applicable, comply with Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, provided that such compliance shall not include any Change of Recommendation except upon compliance with Section 6.03(b)(iv) below;

(ii) file with the Commission a report on Form 8-K to report the execution of this Agreement and file a copy of this Agreement and the Voting Agreements as exhibits to such reports;

(iii) prior to obtaining the Required Company Vote, furnish information to, and negotiate or otherwise engage in discussions with, any Person who has delivered such Acquisition Proposal; provided that (A) no information may be furnished until the Company obtains a confidentiality agreement from such Person with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (B) the Company shall not commence negotiations or discussions with or provide information to any such Person until (1) 48 hours after the Company shall have advised the Parent of its intention to take any such actions and shall have complied with Section 5.03(c) below and then (2) only if prior to taking any such action (x) the Board of Directors of the Company determines in good faith by affirmative vote of a majority of all of its members, after consultation with a nationally recognized investment banking firm (including, without limitation, Broadview), that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Parent in response to such Acquisition Proposal) and (y) the Board of Directors of the Company determines in good faith by affirmative vote of a majority of its members, after consultation with its outside legal counsel, that failure of the Board of Directors of the Company to take such action would be a breach of its fiduciary obligations to the Company’s stockholders under applicable Law; or

(iv) prior to obtaining the Required Company Vote, recommend such Acquisition Proposal to its stockholders or, in connection with an Acquisition Proposal, withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger (any such actions being referred to as “Change of Recommendation”) but only at a time that is after the fifth Business Day following the later of (1) the Parent’s receipt of written notice that the Company’s Board of Directors has made the determination required by clauses (x) and (y) below and is prepared to effect a Change of Recommendation and the manner it intends to do so and (2) the date the Parent is provided a copy of (and an accurate description of all material terms not covered thereby) such Acquisition Proposal, if prior to taking any such action (x) the Board of Directors of the Company determines in good faith by affirmative vote of a majority of all of its members, after consultation with a nationally recognized investment banking firm (including, without limitation, Broadview) that such Acquisition Proposal is a Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Parent in response to such Acquisition Proposal) and (y) the Board of Directors of the Company determines in good faith by affirmative vote of a majority of all of its members, after consultation with its outside legal counsel, that the failure of the Board of Directors of the Company to take such action would be a breach of its fiduciary obligations to the Company’s stockholders under applicable Law. Nothing in this Section 6.03 will permit the Company to terminate this Agreement except as specifically provided in Article IX hereof or effect any other obligation of the Company under this Agreement.

      (c) From and after the date of this Agreement, the Company shall as promptly as possible after receipt (and in any event within 24 hours) notify the Parent in writing of any inquiries, proposals or offers, or any discussions or negotiations sought to be initiated or continued with, it or any of its Subsidiaries or its or their representatives relating to, constituting or which could reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries contemplating, relating to or which could reasonably be expected to lead to any Acquisition Proposal. Such notice will include the name of such Person and the material terms and conditions of any proposal, inquiry, offer or request, and the Company will as soon as possible provide such other details of the Acquisition Proposal, inquiry, offer or request as the Parent may reasonably request. The Company will keep the Parent fully informed on a prompt basis (and in any event within 24 hours) of the status and terms, including any material changes or adjustments made to or proposed to be made to the terms, of any such inquiry, proposal, offer or request. If the Company or any of its Subsidiaries or its or their representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal and the Company is permitted, as contemplated under Section 6.03(b), to provide such Person with information, the Company will provide to the Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to the Parent a list of, and copies of, the information provided to such Person concurrently with delivery to such Person and immediately provide the Parent with access to all information to which such Person was provided access.

      (d) The Company will immediately cease and cause to be terminated all existing activities, discussions or negotiations by it and the other Persons referred to in Section 6.03(a) with any Person other than the Parent conducted heretofore with respect to any Acquisition Proposal. The Company also agrees, if it has not already done so, to promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or its Subsidiaries and take commercially reasonable actions necessary to enforce the provisions of any continuing confidentiality, standstill or similar agreement. The Company will take such action as is necessary to inform promptly the Persons referred to in Section 6.03(a) of the provisions of this Section 6.03 and will be responsible for any breach of this Section 6.03 by such Persons.

      SECTION 6.04     Access and Information. The parties acknowledge that the Company and the Parent have previously executed a Confidentiality Agreement, dated as of May 8, 2002 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. The Company will, and will cause its Subsidiaries to, (i) afford to the Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Representatives”) full access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and (ii) furnish promptly to the Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the Parent; provided, however, that the Company shall not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) result in the disclosure of any material trade secrets of third Persons, (ii) violate any obligation of the Company to any third Person with respect to confidentiality, (iii) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine, or (iv) materially interfere with the conduct of the Company’s business. No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligations of the Parent Companies to consummate the Merger.

ARTICLE VII

ADDITIONAL AGREEMENTS

      SECTION 7.01     Meeting of Stockholders.

      (a) The Company will, as promptly as possible after the date of this Agreement, take all actions necessary in accordance with federal securities laws, the DGCL and its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of the Company’s stockholders to be held on the earliest possible date determined in consultation with the Parent to consider and vote on approval of this Agreement and the Merger (the “Company Stockholders’ Meeting”), and the Company will consult with the Parent in connection therewith. Subject to Section 6.03(b)(iv), the Board of Directors of the Company will recommend to the stockholders of the Company the approval of this Agreement and the Merger and the Company will use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the approval of this Agreement and the Merger and to secure the Required Company Vote.

      (b) Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Stockholders’ Meeting will not be limited or otherwise effected by any Change of Recommendation. Once the Company Stockholders’ Meeting has been called and noticed, the Company will not postpone or adjourn the Company Stockholders’ Meeting (other than for the absence of a quorum) without the consent of the Parent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the immediately preceding sentence will not be effected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or interest in an Acquisition Proposal or any Change of Recommendation. The Company’s Board of Directors will not, in connection with any Change of Recommendation, take any action to withdraw the approval of the Board of Directors of the Company of this Agreement and the Merger, including for purposes of Section 203 of the DGCL or any state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares to be inapplicable to the Agreement and the transactions contemplated hereby, including the Merger or the Voting Agreements.

      SECTION 7.02     Proxy Statement.

      (a) The Company will, as promptly as possible after the date of this Agreement, prepare and file with the Commission a preliminary Proxy Statement on Schedule 14A under the Exchange Act with respect to the Company Stockholders’ Meeting in connection with the transactions contemplated by this Agreement. The Parent and the Company will provide each other with any information concerning itself, its Subsidiaries and Affiliates required in order to effectuate the preparation and filing of the preliminary Proxy Statement. The Company will cooperate and provide the Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the Commission, will accept all reasonable additions, deletions or changes suggested in connection therewith, and will provide the Parent with a copy of all such filings made with the Commission. The Company will notify the Parent upon the receipt of any comments from the Commission or its staff in connection with the filing of, or amendments or supplements to, the preliminary Proxy Statement. The Company will cooperate and provide the Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such statement with the Commission, and will provide the Parent with a copy of all such filings made with the Commission. As promptly as possible after comments are received from the Commission thereon and after the furnishing by the Company and the Parent of all information required to be contained therein, the Company will file with the Commission a revised Proxy Statement and will use its reasonable best efforts to have it cleared by the Commission as soon thereafter as possible. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest possible time after it is cleared by the Commission.

      (b) The Parent and the Company will each ensure that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof, at the time of the Company Stockholders’ Meeting and at the Effective Time, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) will comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or Affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Proxy Statement, the Company will promptly inform the Parent thereof in writing. If at any time prior to the Effective Time, any event or circumstance relating to the Parent or any of its Subsidiaries or Affiliates, or its respective officers or directors, should be discovered by the Parent that should be set forth in an amendment to the Proxy Statement, the Parent will promptly inform the Company thereof in writing.

      SECTION 7.03     Appropriate Action; Consents; Filings.

      (a) The Company and the Parent will each cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable on its part under this Agreement, applicable Law or otherwise to consummate and make effective the transactions contemplated by this

Agreement, (ii) to obtain from any Governmental Authorities any Authorizations or Orders required to be obtained by the Parent or the Company or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any state securities or “Blue Sky” Laws, (B) the HSR Act and (C) any other applicable Law. The Parent and the Company will cooperate with each other in connection with the making of any such filing, will provide the non-filing party (and its counsel) with a reasonable opportunity to review and comment on such filing prior to such filing, will accept all reasonable additions, deletions or changes suggested in connection therewith and will provide the non-filing party with a copy of such filing. The Parent and the Company will provide each other with any information concerning itself, its Subsidiaries and Affiliates required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. The Company and the Parent will request early termination of the waiting period with respect to the Merger under the HSR Act. Notwithstanding anything herein to the contrary, nothing in this Agreement will be deemed to require the Parent or any of its Subsidiaries to agree to, or permit the Company or any of its Subsidiaries to agree to, any divestiture (including, without limitation, through a licensing arrangement) of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such business assets and properties.

      (b) The Company will give prompt notice to the Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Company or its Subsidiaries that relate to the consummation of the Merger and (iv) if there has been a material change in the current or future business, financial condition or results of operations of the Company, or any event or condition that might reasonably be expected to cause or result in any of its representations or warranties contained herein to be untrue or inaccurate in any material respect or to delay or impede the ability of the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein. The Parent will give prompt notice to the Company of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger and (iii) any event or condition that might reasonably be expected to cause or result in any of its representations or warranties contained herein to be untrue or inaccurate in any material respect or to delay or impede the ability of the Parent to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein. The delivery of any notice pursuant to this Section 7.03(b) will not limit or otherwise affect the remedies available hereunder of the parties hereto or the representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto hereunder.

      (c) The Company shall consult with the Parent prior to making its financial results for any period publicly available after the date of this Agreement and prior to filing any SEC Reports after the date of this Agreement.

      (d) The Company will give (or will cause its Subsidiaries to give) any notices to third Persons, and use, and cause its Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or to satisfy any of the conditions set forth in Article VIII, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time or a material adverse effect on the Parent from occurring after the Effective Time. Notwithstanding anything herein to the contrary, nothing in this Agreement will be deemed to permit the Company or any of its Subsidiaries, without the prior written consent of the Parent, to agree to the payment of any money to any third Person (except regular filing fees with Governmental Authorities) to obtain any such third Person’s consent to the consummation of the transactions contemplated by this Agreement.

      (e) If the Company shall fail to obtain any consent from a third Person described in Section 7.03(d), the Company will use its reasonable best efforts, and will take any such actions reasonably requested by the Parent, to limit the adverse effect upon the Company and the Parent, their respective Subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

      (f) The Company shall not settle or offer to settle any action, suit, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Parent. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with the Parent in resisting any such effort to restrain, enjoin, prohibit, or otherwise oppose such transactions.

      SECTION 7.04     State Takeover Statutes. If any state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors will grant such approvals and take such other actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or Law on this Agreement and such transactions.

      SECTION 7.05     [Reserved].

      SECTION 7.06     Assumption of Obligations to Issue Stock and Obligations of Employee Benefit Plans; Employees.

      (a) Automatically and without any consent or action on the part of the holder thereof, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time will at the Effective Time cease to represent a right to acquire shares of Company Common Stock and will be assumed by the Parent and converted into an option to purchase that number of shares of the Parent Common Stock equal to (decreased to the nearest whole share): (i) the product of (1) the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time and (2) the Merger Consideration divided by (ii) the Parent Common Stock Price. Each such option will have an exercise price per share of Parent Common Stock equal to (rounded up to the nearest whole cent): (i) the exercise price per share of Company Common Stock under such option immediately prior to the Effective Time multiplied by (ii) a fraction the numerator of which is equal to the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time and the denominator of which is equal to the number of shares of the Parent Common Stock subject to such option immediately after the Effective Time as calculated in accordance with the immediately preceding sentence. After the Effective Time, except as provided above in this Section 7.06(a), each such option will be exercisable upon and subject to the same terms and conditions as were applicable under the related Company Stock Option prior to the date hereof. In the case of any Company Stock Option to which Section 421 of the Code applies by reason of the qualifications under Section 422 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in a manner that complies with Section 424(a) of the Code. Immediately prior to the Effective Time, the offering and contribution periods under the Company Stock Purchase Plans shall terminate, the Company Common Stock shall be purchased as provided pursuant to the terms of the Company Stock Purchase Plans and the Company Stock Purchase Plans shall be terminated.

      (b) On or prior to the Effective Time, the Company and the Parent will take or cause to be taken all such actions as may be necessary or desirable to authorize the transactions contemplated by paragraph (a) of this Section 7.06.

      (c) As soon as reasonably practicable after the Effective Time (but in no event later than fifteen (15) business days after the Effective Time), the Parent will execute and deliver to each holder of a Company Stock Option a document evidencing the Parent’s assumption of the Company’s obligations under the Company Stock Options, as adjusted pursuant to Section 7.06(a). From and after the Effective Time, the Parent will take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the assumed Company Stock Options.

      (d) As promptly as practicable after the Effective Time (and in any event within fifteen (15) business days after the Effective Time), the Parent will file one or more Registration Statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the assumed Company Stock Options or otherwise issuable under other Company Stock Plans and will take all actions reasonably necessary to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and to comply with applicable state securities and “blue sky” Laws.

      (e) Except as provided herein or as otherwise agreed to by the parties, each of the Company Stock Plans providing for the issuance or grant of Company Stock Options or Company Common Stock will be assumed as of the Effective Time by the Parent with such amendments thereto as may be required to reflect the Merger and the terms and conditions of this Agreement.

      (f) The Parent shall take all reasonable actions necessary or appropriate to permit the employees of the Company and its Subsidiaries (“Company Employees”) to continue to participate from and after the Closing Date in the Current Company Benefit Plans maintained by the Company and its Subsidiaries immediately prior to the Closing Date other than the Company Stock Purchase Plans. Notwithstanding the foregoing, the Parent may permit or cause any such Current Company Benefit Plan to be terminated, discontinued or merged into the comparable Parent Benefit Plan on or after the Closing Date, provided that the Parent shall take all actions reasonably necessary or appropriate to permit the Company Employees participating in such Current Company Benefit Plan to immediately thereafter participate in the comparable Current Parent Benefit Plan maintained by the Parent or any of its Subsidiaries for their similarly situated employees. If the Current Company Benefit Plan that is terminated or discontinued by the Parent is a group health plan, then the Parent shall permit each Company Employee participating in such plan to be covered under a Current Parent Benefit Plan that (i) provides medical and dental benefits to each such Company Employee effective immediately upon the cessation of coverage of such individuals under such plan and/or (ii) waives any pre-existing condition restrictions to the extent necessary to provide immediate coverage and to the extent such restrictions were not applicable under such plan of the Company. The Parent and the Current Parent Benefit Plans shall recognize each Company Employee’s years of service and level of seniority with the Company and its Subsidiaries for purposes of terms of employment and eligibility, vesting and, with respect to vacation, disability and severance benefits only, benefit determination, under the Current Parent Benefit Plans. Parent shall cause the Company to honor, all existing severance and acceleration arrangements under existing agreements with the Company’s officers and directors disclosed on Section 7.06(f) of the Company’s Disclosure Letter and shall cause the Company to pay to any employee of the Company that is terminated by the Parent or the Company or any of their Subsidiaries after the Effective Time and that is not subject to such agreements an amount of severance pay that is consistent with the Parent’s practice for similarly situated employees after giving credit for such employee’s years of service to the Company.

      (g) Nothing contained herein will be construed as requiring Parent to continue any specific Benefit Plan, or to continue the employment of any specific person.

      SECTION 7.07     Indemnification of Directors and Officers.

      (a) From the Effective Time until the sixth anniversary thereof, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its present and former directors and officers under any indemnification agreements and any provisions of the Company’s certificate of incorporation and bylaws as in effect on the date hereof. The certificate of incorporation of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company’s present and former directors and officers as those contained in the Company’s certificate of incorporation and bylaws as in effect on the date hereof which provisions shall not be amended, repealed or otherwise modified in a manner adverse to Persons who were, immediately prior to the Effective Time, directors or officers of the Company until after the sixth anniversary of the Effective Time unless such modification is required by Law.

      (b) The Parent will use its reasonable best efforts to cause to be maintained in effect from the Effective Time until the second anniversary thereof policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies providing substantially the same coverage and limits and containing terms and conditions that are not materially less advantageous taken as a whole with respect to claims arising from facts or events that occurred before the Effective Time as under current policies maintained by the Company; provided, however, that in no event will the Parent be required to expend annually more than 200 percent of the last annual premium paid by the Company prior to the date hereof for such insurance (the amount of which is set forth in Section 7.07 of the Company’s Disclosure Letter), but in such event shall purchase as much coverage as reasonably practicable for such amount.

      (c) The provisions of this Section 7.07 are intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

      SECTION 7.08     Merger Sub. Prior to the Effective Time, Merger Sub will not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the valid issuance of its stock to the Parent).

      SECTION 7.09     Resignations. On or prior to the Closing Date, the Company will deliver to the Parent evidence satisfactory to the Parent of the resignations of the directors of the Company, and to the extent requested by the Parent, of any of its Subsidiaries, such resignations to be effective as of the Effective Time.

      SECTION 7.10     Section 16 Matters. Prior to the Effective Time, the Parent, Merger Sub and the Company shall take all steps as may be required to cause (i) the Merger and the other transactions contemplated by this Agreement, (ii) any acquisitions of Parent Common Stock resulting from the operation of Section 7.06 of this Agreement by each individual who will be immediately following the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Parent, and (iii) any dispositions of the Company Common Stock resulting from the Merger or the other transactions contemplated by this Agreement by each individual who will be immediately prior to the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the Commission to Skadden, Arps, Slate, Meagher & Flom LLP.

      SECTION 7.11     Public Announcements. The initial press release concerning the Merger will be a joint press release. Thereafter, so long as this Agreement is in effect, neither the Company nor the Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of each of the other parties to this Agreement, except as such party determines may be required by law or by any listing agreement with or listing rules of a national securities exchange or the Nasdaq National Market, in which case, the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing such press release or making such public announcements.

ARTICLE VIII

CLOSING CONDITIONS

      SECTION 8.01     Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved by the Required Company Vote.

(b) Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby.

(c) HSR Act. The waiting period under the HSR Act applicable to the Merger shall have expired or been terminated.

(d) Foreign Governmental Authorities. The applicable waiting period under any competition Laws, Regulations and Orders of foreign Governmental Authorities set forth in Schedule 8.01(d) shall have expired or been terminated.

      SECTION 8.02     Additional Conditions to Obligations of the Parent Companies. The obligations of the Parent Companies to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived by the Parent on behalf of the Parent Companies, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement (other than those contained in Sections 4.03 or 4.04 of this Agreement), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date), except where the failure of such representations and warranties, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and each of the representations and warranties of the Company set forth in Sections 4.03 or 4.04 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d) Compliance Certificate. The Parent Companies shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, confirming that the conditions in Sections 8.02(a), (b) and (c) have been satisfied.

(e) No Pending Action. There shall not be any action taken, any Law, Regulation or Order enacted (whether temporary, preliminary or permanent), issued, promulgated, enforced, entered or deemed applicable by any Governmental Authority or pending or threatened any investigation, suit, action or proceeding by any Governmental Authority or other Person, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, (ii) seeking to obtain material damages in connection with the transactions contemplated by this Agreement or (iii) imposing any condition or restriction that in the judgment of the Parent, acting reasonably, would be materially burdensome to the future operations or business of any business unit of the Parent or the Surviving Corporation after the Effective Time.

      SECTION 8.03     Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. Each of the representations and warranties of the Parent Companies set forth in this Agreement (i) that is qualified by and does not contain exceptions relating to materiality, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date) and (ii) that is not qualified by and does not contain exceptions relating to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date).

(b) Agreements and Covenants. The Parent Companies shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, confirming the conditions in Sections 8.03(a) and (b) have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

      SECTION 9.01     Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

(a) by mutual consent of the Parent and the Company;

(b) by the Parent, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach or untruth is not curable by the Company or if curable, is not cured within 30 days after notice thereof has been received by the Company;

(c) by the Company, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Parent Companies set forth in this Agreement or if any representation or warranty of the Parent Companies shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach or untruth is not curable by the Parent Companies or if curable, is not cured within 30 days after notice thereof has been received by the Parent;

(d) by the Parent or the Company, if there shall be any Law or Regulation that makes consummation of the Merger illegal or otherwise prohibited, or if there shall be any final and nonappealable Order of a competent Governmental Authority that prevents or restrains the consummation of the Merger;

(e) by the Parent or the Company, if the Merger shall not have been consummated on or before October 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this

Section 9.01(e) shall not be available to any party whose failure or whose Affiliates’ failure to perform any covenant, obligation or agreement hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(f) by the Parent or the Company, if this Agreement and the Merger shall fail to receive the Required Company Vote at the Company Stockholders’ Meeting (including any adjournment or postponement thereof);

(g) by the Parent, if the Board of Directors of the Company (A) shall fail to recommend or shall withdraw, modify or change in any manner adverse to the Parent its approval or recommendation of this Agreement and the Merger, (B) shall approve, recommend or publicly announce its intention to enter into any Acquisition Proposal, (C) shall have breached any of its obligations under Section 6.03, (D) shall fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from the Parent, (E) shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of any tender or exchange offer relating to its securities that has been commenced by a Person unaffiliated with the Parent within ten Business Days after such tender or exchange offer is first published, sent or given, (F) shall exempt any Person other than the Parent Companies from the provisions of Section 203 of the DGCL or any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (G) shall resolve to take any of the actions specified in clause (A) or (B) of this Section 9.01(g);

(h) by the Parent, if at any time after the date of this Agreement either the Chief Executive Officer or the Chief Financial Officer of the Company fails to provide the certifications required under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company at the time such report is required to be filed under the Exchange Act; or

(i) by the Parent, if (A) the Company fails to timely file in accordance with the requirements of the Exchange Act and the Regulations thereunder any Annual Report on Form 10-K or Quarterly Report on Form 10-Q or, (B) at any time after the date of this Agreement, there is any restatement of the Company’s consolidated financial statements or any change to the Company’s previously announced financial results, which in either case reflects a restatement or change that as a whole is a material adverse adjustment to the Company’s financial statements or financial results or is reasonably expected, at the time of the restatement, to have a material adverse effect on any of the Company’s financial results or financial statements for any future period.

      The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

      SECTION 9.02     Effect of Termination. Except as provided in Section 9.05 or Section 10.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement will forthwith become void, there will be no liability on the part of the Parent Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that neither the termination of this Agreement nor anything herein will relieve any party from liability for any misrepresentation or inaccuracy in any of its representations or warranties or any breach or non-performance of any of its covenants or agreements under this Agreement.

      SECTION 9.03     Amendment. This Agreement may be amended by the parties hereto by action authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company no amendment may be made that would require the further approval or authorization of the stockholders of the Company under the DGCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 9.04     Waiver. At any time prior to the Effective Time, any party hereto may to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of each of the party or parties to be bound thereby. For purposes of this Section 9.04, the Parent Companies will be deemed to be one party.

      SECTION 9.05     Fees, Expenses and Other Payments.

(a) All Expenses incurred by the parties hereto will be paid by the party incurring such Expenses; provided, however, that in the event the transaction is consummated, Parent will pay all Expenses incurred by the Company.

(b) If this Agreement is terminated pursuant to (A) (i) Section 9.01(b) (breach by the Company), Section 9.01(e) (termination date) or Section 9.01(f) (failure to obtain Required Company Vote) and (ii) prior to such termination there shall have been an Acquisition Proposal made or any proposal or expression of interest by a third Person regarding an Acquisition Proposal shall have been publicly disclosed or (B) Section 9.01(g) (change of recommendation and related matters), then the Company will, in the case of a termination by the Parent, within three Business Days following notice of such termination or, in the case of a termination by the Company, prior to such termination, pay to the Parent by wire transfer in immediately available funds to an account designated by the Parent a termination fee of $8,750,000 (the “Termination Fee”).

(c) If this Agreement is terminated by either party pursuant to Section 9.01(f) (failure to obtain Required Company Vote) other than in the circumstances contemplated by Section 9.05(b) and if within six (6) months after the date of such termination the Company or any of its Subsidiaries enters into any agreement for an Acquisition Proposal which is ultimately consummated or consummates a transaction that constitutes an Acquisition Proposal, the Company will, upon consummation of such Acquisition Proposal, pay to the Parent by wire transfer in immediately available funds to an account designated by the Parent the Termination Fee.

(d) If the Company shall fail to pay any fee or other amount due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime interest rate of JPMorgan Chase Bank, in effect from time to time, from the date such fee or other payment was required to be paid until payment in full.

(e) If (i) this Agreement is terminated by the Parent pursuant to Section 9.01 as a result of a breach of any representation, warranty, covenant or agreement by the Company, the Parent may pursue any remedies available to it at law or in equity and will be entitled to recover such additional amounts as the Parent may be entitled to receive at law or in equity or (ii) this Agreement is terminated by the Company pursuant to Section 9.01 as a result of a breach of any representation, warranty, covenant or agreement by the Parent, the Company may pursue any remedies available to it at law or in equity and will be entitled to recover such additional amounts as the Company may be entitled to receive at law or in equity.

ARTICLE X

GENERAL PROVISIONS

      SECTION 10.01     Effectiveness of Representations, Warranties and Agreements.

(a) Except as set forth in Section 10.01(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

(b) The representations and warranties in this Agreement will terminate at the Effective Time and the representations, warranties, covenants and agreements of each of the parties hereto will terminate upon the termination of this Agreement pursuant to Section 9.01, except that the covenants and agreements set forth in Sections 9.02 and 9.05 and in this Article X will survive such termination of this Agreement.

      SECTION 10.02     Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

      (a) If to any of the Parent Companies, to:

BMC Software, Inc.
2101 City West Boulevard
Houston, Texas 77042-2827
Attention: General Counsel
Telecopier No.: (713) 918-1110

      (b) If to the Company, to:

Marimba, Inc.
440 Clyde Avenue
Mountain View, California 94043
Attention: General Counsel
Telecopier No.: (650) 930-5605

      with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California St.
Mountain View, CA 94041
Attn: David W. Healy, Esq.
Telecopier No.: (650) 938-5200

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier will be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above will be deemed delivered three Business Days after the date the same is postmarked.

      SECTION 10.03     Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.04     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 10.05     Entire Agreement. This Agreement (together with the Annexes, the Exhibits, the Company’s Disclosure Letter, the Parent’s Disclosure Letter and the Confidentiality Agreement) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

      SECTION 10.06     Assignment. This Agreement may not be assigned prior to the Effective Time by operation of law or otherwise without the prior written consent of the other party or parties hereto, as the case may be.

      SECTION 10.07     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Section 7.07 is intended to or will confer upon any other Person (including but not limited to any present or former employees of any of the Company, Parent or their respective Subsidiaries and their respective dependents and beneficiaries) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 10.08      Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

      SECTION 10.09     Governing Law; Venue; Waiver of Jury Trial.

      (a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

      (b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.02 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

      (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

      SECTION 10.10     Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any Court of competent jurisdiction to enforce any party’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 10.10 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

      SECTION 10.11     Counterparts This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BMC SOFTWARE, INC.

By:	/s/ ROBERT E. BEAUCHAMP ______________________________________ Name: Robert E. Beauchamp Title: President and CEO

MALTA MERGER SUBSIDIARY, INC.

By:	/s/ GEORGE W. HARRINGTON ______________________________________ Name: George W. Harrington Title: President

MARIMBA, INC.

By:	/s/ RICHARD C. WYCKOFF ______________________________________ Name: Richard C. Wyckoff Title: CEO and President

SCHEDULE OF DEFINED TERMS

      The following terms when used in the Agreement shall have the meanings set forth below:

      “Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any transaction or series of related transactions (other than the transactions with Parent or any of its affiliates) involving: (a) any merger, amalgamation, share exchange, recapitalization, consolidation or other similar transaction directly or indirectly involving the Company, (b) any acquisition by any Person or a “group” (as defined under Section 13(d) of the Exchange Act) of any business that constitutes 15% or more of the Company’s consolidated net revenues, net income or stockholders’ equity, or assets representing 15% or more of the book value of the assets of the Company and its Subsidiaries, taken as a whole, or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect, (c) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or a “group” (as defined under Section 13(d) of the Exchange Act) of 15% or more of the voting stock of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the capital stock of the Company, or (d) any public announcement of an intention to do any of the foregoing.

      “Affiliate” shall, with respect to any specified Person, mean any other Person that controls, is controlled by or is under common control with the specified Person.

      “Authorization” shall mean any and all permits, licenses, authorizations, franchises, orders, certificates, registrations or other approvals granted by any Governmental Authority.

      “Benefit Plans” shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus or other equity compensation, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, retention, employment, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program or policy (whether qualified or nonqualified, written or oral) sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday and sick or other leave policies, (b) workers compensation insurance and (c) directors and officers liability insurance.

      “Business Day” means any day other than a day on which banks in the State of Texas, the State of Delaware or the State of California are authorized or obligated to be closed.

      “Closing” shall mean a meeting, which shall be held in accordance with Section 2.06, of representatives of the parties to the Agreement at which, among other things, all documents deemed necessary by the parties to the Agreement to evidence the fulfilment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

      “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      “Commission” shall mean the Securities and Exchange Commission.

      “Company Annual Report” shall mean the Annual Report on Form 10-K of the Company for the year ended December 31, 2003 filed with the Commission.

      “Company Benefit Plans” shall mean Benefit Plans with respect to the Company and its Subsidiaries.

      “Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

      “Company Preferred Stock” shall mean the preferred stock of the Company, par value $.0001 per share.

      “Company Stock Options” shall mean any options to acquire Company Common Stock whether granted pursuant to the Company Stock Plans or any other agreement (other than the Company Stock Purchase Plans).

      “Company Stock Plans” shall mean the Marimba 1996 Stock Plan, the Marimba 1999 Omnibus Equity Incentive Plan, the Marimba 1999 Non-Employee Directors Option Plan, and the Marimba 2000 Supplemental Stock Plan.

      “Company Stock Purchase Plans” shall mean the Marimba 1999 Employee Stock Purchase Plan and the Marimba International Employee Stock Purchase Plan.

      “Company’s Consolidated Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2003 included in the Company’s Consolidated Financial Statements.

      “Company’s Consolidated Financial Statements” shall mean the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations and cash flows for the fiscal years ended December 31, 2001, 2002 and 2003, together with the notes thereto, all as audited by Ernst & Young LLP, independent accountants, under their report with respect thereto dated January 23, 2004 and included in the Company Annual Report.

      “Company’s Current Year’s SEC Reports” means any SEC Report filed by the Company with the Commission on or after January 1, 2004 and before the date of this Agreement.

      “Company’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to the Parent prior to the execution of the Agreement, which identifies exceptions to the Company’s representations and warranties contained in Article V.

      “Control” (including the terms “controlled,” “controlled by” and “under common control with”) means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

      “Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

      “Current Company Benefit Plans” shall mean Benefit Plans that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries as of the date of this Agreement.

      “DGCL” shall mean the General Corporation Law of the State of Delaware.

      “Disbursing Agent” shall mean EquiServe, Inc. or such other disbursing agent as may be designated by the Parent.

      “Environmental Law or Laws” shall mean any and all Laws pertaining to health, safety or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended (“OPA”), any state or local Laws implementing the foregoing federal Laws, and all other environmental conservation or protection Laws. For purposes of the Agreement, the terms “hazardous substance” and “release” have the meanings specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for “hazardous substance” or “release” that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term “hazardous substance” shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

      “Equity Securities” shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

      “Expenses” shall mean all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

      “GAAP” shall mean accounting principles generally accepted in the United States as in effect from time to time.

      “Governmental Authority” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      “IRS” shall mean the Internal Revenue Service.

      “Knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers of such party after reasonable inquiry of their respective direct reports.

      “Law” shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

      “Lien” shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

      “Material Adverse Effect” shall mean any change, effect, event, circumstance or occurrence with respect to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of the Company or any of its Subsidiaries, that is, or could be, material and adverse to the current or future business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of the Company and its Subsidiaries, taken as a whole, or could prevent or materially delay or impair the Company’s ability to perform its obligations under this Agreement. Notwithstanding the foregoing, none of the following constitutes a Material Adverse Effect: (i) a change in the trading prices of the Company’s Equity Securities between the date hereof and the Effective Time (but not any change, effect, event, circumstance or occurrence underlying such change to the extent such change, effect, event, circumstance or occurrence would otherwise constitute a Material Adverse Effect); (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company); (iii) effects, changes, events, circumstances or conditions directly attributable to (A) reasonable out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated hereby or (B) the payment by the Company of all amounts due to any officers or employees of the Company under employment contracts, employee benefit plans or severance arrangements described in the Company’s Disclosure Letter; (iv) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as the Company (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company); and (v) any effects, changes, events, circumstances or conditions (including those relating to employee attrition or delays in orders from customers or channel partners) resulting from the announcement or pendency of any of the transactions contemplated by this Agreement (provided that the exception in this clause (v) shall not apply to the use of the term “Material Adverse Effect” in Section 8.02(a) with respect to the representations and warranties contained in Sections 4.04, 4.05, 4.06, 4.13(i), 4.13(j) and 4.17(a)).

      “Material Contract” shall mean each existing contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that (a) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by the Company under the Securities Act on the date of determination, or (b) is described below:

(1) Any collective bargaining agreement or other contract with any labor union, collective bargaining representative, works council, or other form of employee representative;

(2) any contract, agreement or understanding materially limiting or restricting the freedom of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region;

(3) any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $50,000, in each case;

(4) any material exclusive license, sales, distributorship or similar agreement relating to the products sold or services provided by the Company or any of its Subsidiaries;

(5) any agreement pursuant to which another Person has access to, or the right to obtain access to, any of the source code of any of the Company Products;

(6) any contract, agreement, understanding or instrument individually having a value in excess of $2,000 and that relates to any loan or advance by the Company or any of its Subsidiaries to, or investment by the Company or any of its Subsidiaries in, any Person (excluding trade receivables and advances to employees for normally incurred business expenses and advances against sales commissions each arising in the ordinary course of business consistent with past practice);

(7) any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated any revenues during its most recently completed fiscal year or is expected to generate any revenues during the current fiscal year;

(8) any currently existing employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any current employee, officer, director or individual consultant thereof (excluding invention assignment and confidentiality agreements with employees entered into in the ordinary course of business consistent with past practice and excluding consulting agreements pursuant to which aggregate payments are less than $25,000 per annum);

(9) any development agreement or license agreement relating to the products of the Company or any of its Subsidiaries, which agreement generated in excess of $400,000 in revenue during the Company’s most recently completed fiscal year;

(10) any distributor or reseller agreements relating to the Company Products, which agreement generated revenue during the Company’s most recently completed fiscal year of $400,000 or more;

(11) any contract, agreement or understanding relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets outside of the ordinary course of business consistent with past practice;

(12) any dealer, distributor, joint marketing or development contract, agreement or understanding under which the Company or any of its Subsidiaries has continuing material obligations to jointly market any product, technology or service and which may not be cancelled without penalty upon notice of 90 days or less;

(13) any contract, agreement or understanding pursuant to which the Company or any of its Subsidiaries has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

(14) any contract, agreement or understanding to license any third party the right to manufacture or reproduce (other than copies of licensed software) any of the Company’s Intellectual Property or any of the Company Products or any related services;

(15) any material contract, agreement or understanding granting rights to a third party to make, import, sell, offer to sell or distribute any of the Company’s Intellectual Property or any of the Company Products or any related services except agreements with distributors or sales representatives in the ordinary course of business cancellable without penalty upon notice of 90 days or less and in or substantially in the form provided to Parent (excluding non-exclusive, immaterial, trademark and logo arrangements for promotional goods that can be terminated upon ninety (90) days or less notice or that do not involve payments by Company of $50,000 or more);

(16) contracts, agreements or understandings relating to any outstanding commitment for capital expenditures in excess of $50,000;

(17) contracts, agreements or understandings containing provisions applicable upon a change of control of the Company or any of its Subsidiaries;

(18) contracts, agreements or understandings with former or present directors or officers;

(19) contracts, agreements or understandings providing for “earn-outs,” “savings guarantees,” “performance guarantees” or other contingent payments by the Company or any of its Subsidiaries involving potential payments of more than $5,000 per year or $20,000 over the term of the obligation (excluding bonus and commission arrangements with non-officer employees of the Company or any of its Subsidiaries entered in the ordinary course of business consistent with past practice);

(20) confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions that were entered into in connection with the consideration by the Company or any of its Subsidiaries of any material acquisition of a third Person’s assets or Equity Securities (excluding those certain confidentiality agreements entered into prior to April 15, 2004 with parties with whom the Company has previously discussed an Acquisition Proposal);

(21) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (excluding any arrangement entered into with a non-officer employee of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(22) any contract, agreement or understanding under which the Company or any of its Subsidiaries has agreed to indemnify any third Person with respect to any material Tax liability or to share the Tax liability of any third Persons; and

(23) any other agreement which is material to the Company and its Subsidiaries taken as a whole.

      “Order” shall mean any judgment, order or decree of any Court or other Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

      “Parent Benefit Plans” shall mean Benefit Plans with respect to the Parent and its Subsidiaries.

      “Parent Common Stock” shall mean the common stock, par value $.001 per share, of the Parent, including the associated right to receive or purchase Series A Junior Preferred Stock of the Parent pursuant to the Parent’s Rights Agreement.

      “Parent Common Stock Price” shall mean the average of the closing prices of the Parent Common Stock on the New York Stock Exchange for the five consecutive trading days immediately following the Effective Time.

      “PBGC” shall mean the Pension Benefit Guaranty Corporation.

      “Parent’s Rights Agreement” shall mean that certain Rights Agreement dated as of May 8, 1995 between the Parent and The First National Bank of Boston, as rights agent.

      “Person” shall mean (i) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority, or (2) any “person” for purposes of Section 13(d)(3) of the Exchange Act.

      “provided” shall mean documents delivered to the Parent or its counsel and documents made available in the data room provided for the Parent’s diligence purposes.

      “Proxy Statement” means the proxy statement to be filed with the Commission and sent to the stockholders of the Company in connection with the solicitation of proxies to obtain the Required Company Vote at the Company Stockholders’ Meeting, as amended or supplemented from time to time.

      “Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

      “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the Regulations promulgated thereunder.

      “SEC Reports” shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed by a specified Person with the Commission pursuant to the Securities Act or the Exchange Act.

      “Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

      “Subsidiary” of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

      “Superior Proposal” means any bona fide written proposal by any Person (other than Parent or any of its Affiliates) to acquire, directly or indirectly, all or substantially all of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or more than 50% of the Company’s voting capital stock, whether by way of merger, amalgamation, share exchange, take-over bid, tender offer, recapitalization, sale of assets or otherwise, and that in the good faith determination by affirmative vote of a majority of all of the members of the Board of Directors of the Company, after consultation with its financial advisors and after taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, (a) is reasonably capable of being completed without undue delay (beyond normal deal timeline ranges for similar transactions), (b) is not subject to any financing contingency and (c) would, if consummated in accordance with its terms, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger.

      “Tax” or “Taxes” shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, social security taxes, stamp taxes, value added taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property (tangible and intangible), windfall profits, sales, use, transfers, licensing, registration, employment, capital stock, unemployment, disability, payroll, estimated and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

      “Terminated Company Benefit Plans” shall mean Benefit Plans that were sponsored, maintained or contributed to by the Company or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of this Agreement.

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      This First Amendment to Agreement and Plan of Merger (this “First Amendment”) is made as of this 18th day of May, 2004 by and among BMC Software, Inc., a Delaware corporation (the “Parent”), Malta Merger Subsidiary, Inc., a Delaware corporation and a wholly owned direct subsidiary of the Parent (“Merger Sub”), and Marimba, Inc., a Delaware corporation (the “Company”). This First Amendment amends the Agreement and Plan of Merger dated as of April 28, 2004 by and among Parent, Merger Sub and the Company (the “Original Agreement”). The Original Agreement, as amended by this First Amendment, is referred to herein as the “Agreement.” Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS:

      WHEREAS, Parent, Merger Sub and the Company desire to amend the Agreement.

      WHEREAS, pursuant to Section 9.03 of the Agreement, the Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties thereto.

      NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

AMENDMENT

      SECTION 1.01     Amendment of Annex A of the Agreement. The definition of “Parent Common Stock Price” set forth in Annex A of the Agreement is hereby amended and restated to read in its entirety as follows:

“Parent Common Stock Price” shall mean the average of the closing prices of the Parent Common Stock on the New York Stock Exchange for the five consecutive trading days immediately preceding the Closing Date.

ARTICLE II

GENERAL PROVISIONS

      SECTION 2.01     Effectiveness and Ratification. All of the provisions of this First Amendment shall be effective as of the date hereof. Except as specifically provided for in this First Amendment, the terms of the Agreement remain in full force and effect. In the event of any conflict or inconsistency between the terms of this First Amendment and the Original Agreement, the terms of this First Amendment shall prevail and govern.

      SECTION 2.02     Severability. If any term or other provision of this First Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this First Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this First Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 2.03     Amendment; Entire Agreement. Whenever the Agreement is referred to in the Original Agreement or in any other agreement, documents and instruments, such reference shall be deemed to be to the Original Agreement as amended by this First Amendment. The Agreement, as amended by this First Amendment, (together with the Annexes, the Exhibits, the Company’s Disclosure Letter and the Confidenti-

ality Agreement) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

      SECTION 2.04     Governing Law; Venue. This First Amendment will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

      SECTION 2.05     Counterparts. This First Amendment may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BMC SOFTWARE, INC.

By:	/s/ ROBERT H. WHILDEN, JR.

Name: Robert H. Whilden, Jr.

Title:	Senior Vice President, General Counsel

MALTA MERGER SUBSIDIARY, INC.

By:	/s/ STEPHEN B. SOLCHER

Name: Stephen B. Solcher

Title:	Vice President and Secretary

MARIMBA, INC.

By:	/s/ RICHARD WYCKOFF

Name: Richard Wyckoff

Title:	President and CEO

ANNEX B

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

April 28, 2004

BMC Software, Inc.

2101 City West Boulevard
Houston, Texas 77042-2827

Ladies and Gentlemen:

      For the purpose of inducing you to enter into (and to consummate the transactions contemplated by) an Agreement and Plan of Merger (the “Merger Agreement”) by and among BMC Software, Inc., a Delaware corporation (the “Parent”), Malta Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), and Marimba, Inc., a Delaware corporation (the “Company”), providing for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement, the undersigned stockholder or stockholders of the Company (collectively, whether one or more, referred to as the “Stockholder”) confirms its agreement with you as follows:

1. The Stockholder represents and warrants that Schedule 1 annexed hereto sets forth all of the shares of capital stock of the Company of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act as of the date hereof; provided that the Stockholder or its affiliates will be deemed to beneficially own any capital stock of the Company that may be acquired upon the exercise or conversion of any right (whether or not vested) of the Stockholder or any of its affiliates to acquire any shares of capital stock of the Company) (the “Shares”) and that the Stockholder and its affiliates are the lawful owners of the Shares, free and clear of any liens, rights to purchase or acquire, charges or other encumbrances and any voting agreements or restrictions with respect to voting, other than any of the foregoing created by or arising out of this letter agreement (this “Letter Agreement”). Except as set forth in Schedule 1, neither the Stockholder nor any of its affiliates owns or holds any rights to acquire any additional shares of capital stock of the Company or any interest therein or any voting rights with respect to any additional shares of capital stock of the Company.

2. The Stockholder has the legal capacity and the requisite power and authority to enter into this Letter Agreement and to perform its obligations hereunder. This Letter Agreement constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity. The execution and delivery of this Letter Agreement by the Stockholder do not, and the performance of this Letter Agreement by the Stockholder will not, (i) conflict with or violate any organizational documents of the Stockholder, if any, (ii) conflict with or violate any contract, agreement, license, instrument or permit to which the Stockholder is a party or by which the Stockholder or any of its properties or assets are bound or affected, (iii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound or affected, except for any such conflicts or violations as could not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Letter Agreement or (iii) require any consent, approval or notice under any law applicable to the Stockholder or by which any of its properties or assets is bound or affected.

3. During the Term (as hereinafter defined), the Stockholder will not, and will not permit any of its affiliates to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person) (a) transfer, assign, sell, grant any option with respect to, pledge or otherwise dispose of or encumber (collectively, “Transfer”), or enter into any agreement, arrangement or understanding with respect to a Transfer of, any Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto other than (i) pursuant to the Merger, (ii) to any affiliate or family member of the Stockholder if the transferee executes a letter agreement substantially in the form of this Letter Agreement or (iii) with your prior written consent, (b) grant any proxies with respect to the Shares other than pursuant to this Letter Agreement or to the Parent or its designees, or (c) enter into any voting trust or other agreement, arrangement or understanding with respect to the voting of any Shares other than as set forth in this Letter Agreement.

4. Notwithstanding anything to the contrary herein, the Stockholder is only executing this Agreement in his, her or its capacity as the beneficial owner of the Shares and is not making any agreement hereunder in his, her or its capacity as an officer or director of the Company, and the agreements herein shall in no way restrict the Stockholder (or any employee or affiliate of the Stockholder) in his, her or its exercise of his fiduciary duties as an officer or director of the Company so long as the exercise of such duties does not require the Stockholder to violate the express terms of this Letter Agreement.

5. During the Term, the Stockholder agrees to cause, at any meeting of the stockholders of the Company called to consider and vote to approve the Merger Agreement and the Merger or any Acquisition Proposal, and at every adjournment or postponement thereof, or in connection with any written consent of stockholders of the Company in lieu of such a meeting, all of the Shares to be voted (a) in favor of the adoption of the Merger Agreement and the approval of the Merger (regardless of whether the Company recommends to its stockholders the adoption of the Merger Agreement and the approval of the Merger) and (b) except with the express written consent of the Parent, against (i) any other Acquisition Proposal and (ii) any action that is intended, or could reasonably be expected to, impede, frustrate, interfere with, impair, delay, adversely affect or prevent consummation of the Merger.

6. The Stockholder hereby appoints Robert H. Whilden, Jr. and Christopher C. Chaffin, and each of them, as the proxy of the Stockholder, each with full power of substitution, to vote all of the Shares at any meeting of stockholders of the Company during the Term called to consider and vote to approve the Merger Agreement, the Merger or any Acquisition Proposal, and at any adjournment or postponement thereof, and to execute any written consent of stockholders of the Company in lieu of such meeting, with the same force and effect as such vote would have if the undersigned were personally present at such meeting or signed such consent, in favor of adoption or approval of the Merger Agreement or the Merger and against any Acquisition Proposal. The proxy granted hereby, being coupled with an interest, is irrevocable but shall terminate at the end of the Term.

7. The Stockholder agrees that any shares of capital stock of the Company that the Stockholder or any of its affiliates purchases or with respect to which the Stockholder or any of its affiliates otherwise acquires beneficial ownership or voting rights, directly or indirectly, during the Term, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by the Stockholder or any of its affiliates that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, shall be subject to the terms and conditions of this Letter Agreement to the same extent as if they constituted the Shares. Nothing in this Letter Agreement shall be interpreted as obligating the Stockholder to exercise any options to acquire shares of capital stock of the Company.

8. The Stockholder represents that the Stockholder (i) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended, (ii) is familiar with the business and financial condition, properties, operations and prospects of the Company and (iii) is familiar with the terms and conditions of the Merger and the other transactions contemplated by the Merger Agreement and has had an opportunity to review the Merger Agreement.

9. The term (the “Term”) of this Letter Agreement shall commence on the date of execution of the Merger Agreement and shall terminate as of the earlier of (i) the date on which the Merger Agreement is validly terminated pursuant to its terms and (ii) the Effective Time (as defined in the Merger Agreement).

10. If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Letter Agreement shall nevertheless remain in full force and effect.

11. This Letter Agreement constitutes the entire agreement between the parties named herein with respect to the matters covered hereby, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms of this Letter Agreement and the Stockholder will take any and all actions necessary to obtain and deliver to you the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

13. The Stockholder agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to the Parent for which damages, even if available, may not be an adequate remedy. Accordingly, the Stockholder agrees that the Parent may seek the issuance of injunctive relief (including a temporary restraining order) to compel performance of its obligations and may seek the granting by any court of the remedy of specific performance of its obligations hereunder.

14. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

15. THE PARTIES NAMED IN THIS LETTER AGREEMENT IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS LETTER AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS LETTER AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES NAMED IN THIS LETTER AGREEMENT IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES NAMED IN THIS LETTER AGREEMENT HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE. EACH OF THE PARTIES NAMED IN THIS LETTER AGREEMENT HEREBY IRREVOCABLY CONSENTS TO SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE MERGER, ON BEHALF OF ITSELF OR ITS PROPERTY, BY PERSONAL DELIVERY OF SUCH SUMMONS, COMPLAINT OR PROCESS TO SUCH PARTY. NOTHING IN THIS PARAGRAPH 15 SHALL AFFECT THE RIGHT OF ANY PARTY NAMED HEREIN TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

16. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Very truly yours,

By:	/s/

Name:
Title*:

*If signing for an entity and not in an individual capacity

Confirmed on the date first written above:

BMC SOFTWARE, INC.

BY:	/s/

NAME:
TITLE*:

[SIGNATURE PAGE TO VOTING AGREEMENT]

ANNEX C

OPINION OF BROADVIEW

April 28, 2004

CONFIDENTIAL

Board of Directors

Marimba, Inc.
440 Clyde Avenue
Mountain View, CA 94043

Dear Members of the Board:

We understand that Marimba, Inc. (“Marimba” or the “Company”), BMC Software, Inc. (“BMC” or “Parent”) and Malta Merger Subsidiary, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Marimba (the “Merger”). Pursuant to the Merger, each issued and outstanding share of Marimba Common Stock will be converted into the right to receive $8.25 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Marimba Common Stock.

Broadview International (“Broadview”), a division of Jefferies & Company, Inc. (“Jefferies”), focuses on providing merger and acquisition advisory services to information technology (“IT”), communications, healthcare technology, and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology, and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Marimba’s Board of Directors and will receive a fee from Marimba upon the successful conclusion of the Merger. In the ordinary course of their businesses, Jefferies and its affiliates may publish research reports regarding the securities of the Company and its affiliates, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

In rendering our opinion, we have, among other things:

1.)	reviewed the terms of the Agreement in the form of the draft furnished to us by the Company’s legal counsel on April 28, 2004 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the final Agreement, except that, we have assumed with your permission that the Merger Consideration is as defined above);

2.)	reviewed Marimba’s annual report on Form 10-K for the fiscal year ended December 31, 2003, including the audited financial statements included therein; Marimba’s quarterly report on Form 10-Q for the period ended March 31, 2003; Marimba’s quarterly report on Form 10-Q for the period ended June 30, 2003; Marimba’s quarterly report on Form 10-Q for the period ended September 30, 2003; Marimba’s earnings announcement press release dated January 29, 2004 for the period ended December 31, 2003; and Marimba’s earnings pre-announcement press release dated April 5, 2004 for the period ended March 31, 2004;

3.)	reviewed certain internal financial and operating information concerning Marimba, including standalone projections through December 31, 2004 (the “Management Projections”), prepared and furnished to us by Marimba management;

4.)	participated in discussions with Marimba’s management concerning the operations, business strategy, current financial performance and prospects for the Company;

5.)	discussed with Marimba’s management its view of the strategic rationale for the Merger;

6.)	reviewed the recent reported closing prices and trading activity for Marimba Common Stock;

7.)	compared certain aspects of Marimba’s financial performance with public companies we deemed comparable;

8.)	reviewed recent equity research analyst reports covering Marimba, and certain analyst projections contained therein, including standalone projections through December 31, 2005 contained in the Caris & Company report dated April 6, 2004 (the “Analyst Projections”);

9.)	analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

10.)	assisted in negotiations and discussions related to the Merger among Marimba, BMC and their respective financial and legal advisors; and

11.)	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Marimba management. With respect to the Management Projections, we have assumed, with your permission, that they were reasonably prepared and reflected the best available estimates of the management of the Company as to the future performance of the Company through 2004. With respect to the Analyst Projections, we have assumed, with your permission, that they were reasonably prepared and, with respect to the 2005 forecasts contained therein, reflected the best available estimates as to the future performance of the Company for 2005. We note that in rendering our opinion we have not taken into consideration management’s draft stand-alone projections for fiscal year ending December 31, 2005, as management has informed us that such projections were not adopted by the Company and do not reflect the best available estimates as to the future performance of the Company for 2005. We have neither made nor obtained an independent appraisal or valuation of any of Marimba’s assets.

For purposes of this opinion, we have assumed that Marimba is not currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Marimba Common Stock.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Marimba in connection with its consideration of the Agreement and does not constitute a recommendation to any Marimba shareholder as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to Marimba shareholders in connection with the Merger.

Sincerely,

/s/ Broadview International

Broadview International

ANNEX D

APPRAISAL RIGHTS: DELAWARE GENERAL CORPORATION LAW SECTION 262

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and” share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section. (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

MARIMBA, INC.

440 Clyde Avenue
Mountain View, CA 94043

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Richard C. Wyckoff and Fritz K. Koehler, or either of them, as proxies each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Marimba, Inc. (“Marimba”) held of record by the undersigned on [                ] [    ], 2004, at the special meeting of stockholders of Marimba to be held on [                ] [    ], 2004, and at any adjournment or postponement thereof.

     This proxy, when properly executed and returned in a timely manner, will be voted at this special meeting and any adjournment or postponement thereof in the manner described herein. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS OR PROPOSALS THAT PROPERLY COME BEFORE THE SPECIAL MEETING.

     See reverse side. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

The Board of Directors unanimously recommends that you vote “FOR” the following proposals.	☒ Please mark your vote as indicated in this example.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

FOLD AND DETACH HERE

1.	To approve the acquisition of Marimba by BMC Software, Inc. at a price of $8.25 per share in cash, to be effected by a merger of Marimba with a subsidiary of BMC Software, and to approve and adopt the merger agreement with BMC Software.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

2.	To grant Marimba management the discretionary authority to adjourn the special meeting one or more times, to a date not later than October 31, 2004.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

Date:	, 2004

Signature(s)
This proxy must be signed exactly as your name appears hereon. If shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized officer executing on behalf of the partnership.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

BY USING THE ENCLOSED ENVELOPE